Exhibit 10.1

Execution Version

LOAN AGREEMENT

by and among

YWX HOLDINGS, INC.

as Holdings

WHOLE BODY, INC.

as the Company

THE OTHER BORROWERS AND GUARANTORS FROM TIME TO TIME PARTY HERETO

DEERPATH FUNDING, LP

as Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

July 24, 2015

TABLE OF CONTENTS

Section 1 Definitions and Terms.		1
1.1	Definitions	1
1.2	Other Interpretive Provisions	27
1.3	Accounting Principles	29
1.4	Time	29

Section 2 Loan Commitments.		29
2.1	Initial Term Loan	29
2.2	Additional Term Loans	29
2.3	Loan Procedure	30
2.4	Permitted Prepayment of the Term Loan	30
2.5	Mandatory Repayments and Prepayments	31
2.6	Joint and Several Obligations	33

Section 3 Terms Of Payment.		33
3.1	Notes and Payments Generally	33
3.2	Loan Payments	35
3.3	Order of Application	36
3.4	Interest Rate	36
3.5	Default Rate	37
3.6	Interest Calculations	37
3.7	Maximum Rate	37
3.8	Cost of Money Ceiling	38

Section 4 Fees and Expenses.		38
4.1	Treatment of Fees and Expenses	38
4.2	Structuring and Closing Fees	38

Section 5 Conditions Precedent.		39
5.1	To Closing	39
5.2	To Initial Term Loan	39
5.3	To Additional Term Loans	41
5.4	No Waiver	42

Section 6 Security.		42
6.1	Collateral; After-Acquired Property	42
6.2	Financing Statements	44
6.3	Priority	44
6.4	Preservation of Collateral	44

Section 7 Representations And Warranties.		44
7.1	Existence, Good Standing, and Authority to do Business	44
7.2	Subsidiaries; other Equity Interests	44
7.3	Authorization, Compliance, and No Default	44
7.4	Binding Effect	45
7.5	Litigation	45
7.6	Taxes	45

i

7.7	Environmental Matters	45
7.8	Ownership of Assets; Intellectual Property	46
7.9	Debt	46
7.10	Liens	46
7.11	Insurance	46
7.12	Full Disclosure	46
7.13	Place of Business	47
7.14	Use of Proceeds	47
7.15	Employee Benefits	47
7.16	Laws Relating to Employment	47
7.17	Trade Names	48
7.18	Transactions with Affiliates	48
7.19	Government Regulation	49
7.20	Capitalization	49
7.21	Compliance with Laws	50
7.22	Solvency	50
7.23	Financials	50
7.24	Intentionally Omitted	51
7.25	Employee Matters	51
7.26	Anti-Terrorism Law Compliance	51

Section 8 Affirmative Covenants.		52
8.1	Items to be Furnished	52
8.2	Books and Records	54
8.3	Inspections	54
8.4	Taxes	54
8.5	Payment of Obligations and Compliance with Contracts	54
8.6	Indemnification	54
8.7	Maintenance of Existence, Assets, and Business	56
8.8	Insurance	57
8.9	Further Assurances	58
8.10	Compliance with Laws	58
8.11	Expenses	58
8.12	Application of Insurance Proceeds, Eminent Domain, Proceeds and Conditions to Disbursement	59
8.13	Use of Proceeds	60
8.14	Information Rights	60
8.15	Special SBIC Covenants	61
8.16	Post-Closing Matters	62

Section 9 Negative Covenants.		62
9.1	Debt; Disqualified Stock	62
9.2	Liens	63
9.3	Compliance with Laws and Documents	63
9.4	Loans, Advances, and Investments	63
9.5	Distributions	65
9.6	Acquisitions, Mergers and Dissolutions	65
9.7	Assignment	66

9.8	Fiscal Year and Accounting Methods	66
9.9	Sale of Assets	66
9.10	New Businesses	66
9.11	Employee Plans	66
9.12	Transactions with Affiliates	66
9.13	Taxes	67
9.14	Prepayment of Debt; Subordinated Debt	67
9.15	[Intentionally Omitted]	67
9.16	Capital Expenditures	67
9.17	Available Cash	67
9.18	Amendments or Changes in Agreements	68
9.19	[Intentionally Omitted]	68
9.20	Sponsor Reimbursement Agreement	68
9.21	Bank Accounts	69
9.22	Negative Pledge	69
9.23	Limitations on Affiliate Ownership of Obligations	69
9.24	Limitations on Holdings	69
9.25	Anti-Terrorism Laws	69

Section 10 Financial Covenants.		70
10.1	Senior Debt to EBITDA Ratio	70
10.2	Fixed Charge Coverage Ratio	70

Section 11 Default.		70
11.1	Payment of Obligation	70
11.2	Covenants	70
11.3	Debtor Relief	71
11.4	Judgments and Attachments	71
11.5	Misrepresentation	71
11.6	Default Under Other Agreements	71
11.7	Validity and Enforceability of Loan Documents	71
11.8	[Intentionally Omitted]	72
11.9	Ownership of Other Loan Parties	72
11.10	Subordination Agreements	72
11.11	Material Adverse Event	72

Section 12 Rights And Remedies.		73
12.1	Remedies Upon Default	73
12.2	Loan Party Waivers	74
12.3	Performance by Agent	74
12.4	Not in Control	75
12.5	Course of Dealing	75
12.6	Cumulative Rights	75
12.7	Application of Proceeds	75
12.8	Diminution in Value of Collateral	75

Section 13 Agent.		75
13.1	Appointment and Authorization of Agent	75
13.2	Rights as a Lender	76

13.3	Exculpatory Provisions	76
13.4	Reliance by Agent	77
13.5	Delegation of Duties	77
13.6	Resignation; Removal of Agent	77
13.7	Non-Reliance on Agent and Other Lenders	78
13.8	No Other Duties, Etc	78
13.9	Agent May File Proofs of Claim	79
13.10	Collateral and Guaranty Matters	79

Section 14 Miscellaneous.		81
14.1	Headings	81
14.2	Non-Business Days	81
14.3	Communications	81
14.4	Survival	82
14.5	Governing Law	82
14.6	Invalid Provisions	82
14.7	Multiple Counterparts	83
14.8	Amendments; Assignments and Participations	83
14.9	Term	86
14.10	Marshaling; Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	86
14.11	[Intentionally Omitted]	87
14.12	No Implied Waivers; Cumulative Remedies; Writing Required	87
14.13	Electronic Submissions	87
14.14	Jury Waiver	87
14.15	Venue and Service of Process	87
14.16	Marketing and Disclosure Rights of Lenders	88
14.17	Managerial Assistance by Lenders	89
14.18	Enforcement	89
14.19	No Duty; No Fiduciary Relationship	89
14.20	Subordination of Intercompany Debt	89
14.21	Patriot Act	90
14.22	Entirety	91
14.23	Confidentiality	91

Section 15 Guaranty.		91
15.1	The Guaranty	91
15.2	Obligations Unconditional	92
15.3	Reinstatement	93
15.4	Certain Additional Waivers	93
15.5	Remedies	93
15.6	Rights of Contribution	93
15.7	Guarantee of Payment; Continuing Guarantee	94

EXHIBITS

EXHIBIT A	Deerpath Initial Term Note
EXHIBIT B	Security Agreement
EXHIBIT C	Pledge Agreement
EXHIBIT D	Intentionally Omitted
EXHIBIT E	Form of Landlord Subordination of Lien
EXHIBIT F	Form of Leasehold Deed of Trust
EXHIBIT G	Sponsor Reimbursement Subordination Agreement
EXHIBIT H	Sponsor Subordinated Debt Subordination Agreement
EXHIBIT I	Small Business Side Letter
EXHIBIT J	Flow of Funds Memo
EXHIBIT K	Form of Loan Request
EXHIBIT L	Form of Compliance Certificate
EXHIBIT M	Form of Joinder Agreement

SCHEDULES

SCHEDULE A	Non-cash charges related to Permitted Acquisitions
SCHEDULE 1	Parties, Addresses, and Wiring Information
SCHEDULE 7.1	Jurisdictions
SCHEDULE 7.2	Subsidiaries
SCHEDULE 7.3	Contravention
SCHEDULE 7.5(a)	Material Litigation
SCHEDULE 7.5(b)	Outstanding Material Judgments
SCHEDULE 7.6	Contested Taxes
SCHEDULE 7.7	Environmental Matters
SCHEDULE 7.8	Real Property
SCHEDULE 7.11	Insurance
SCHEDULE 7.13	Place of Business
SCHEDULE 7.15(a)	Employee Plans
SCHEDULE 7.16	Compliance with Laws - Employment
SCHEDULE 7.17	Trade Names
SCHEDULE 7.18(a)	Transactions With Affiliates
SCHEDULE 7.18(b)	Transactions With Affiliates Not At Arm’s Length
SCHEDULE 7.20(a)	Capitalization
SCHEDULE 7.20(b)	Voting and Transfer Rights
SCHEDULE 7.20(c)	Preemptive Rights and Registration Rights
SCHEDULE 7.20(e)	Disqualified Stock
SCHEDULE 7.23(b)	Financial Statements – Exceptions to Accounting Practices
SCHEDULE 7.24	Disclosed Liabilities
SCHEDULE 7.25(a) and (b)	Employee Matters
SCHEDULE 8.16	Post-Closing Matters

v

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into as of July 24, 2015 (the “Closing Date”), by and among YWX HOLDINGS, INC., a Delaware corporation (“Holdings”), WHOLE BODY, INC., a Delaware corporation (the “Company”), and the other Guarantors (as defined below) from time to time party to this Agreement, YOGA WORKS, INC., a California corporation (“Yoga Works”), BE YOGA LLC, a New York limited liability company (“Be Yoga”), CENTER FOR YOGA INC., a California corporation (“Center”), NOR CAL WHOLE BODY LLC, a Delaware limited liability company (“Nor Cal”), and the other borrowers from time to time party to this Agreement (together with Yoga Works, Be Yoga, Center and Nor Cal, each, a “Borrower” and, collectively, “Borrowers”), DEERPATH FUNDING, LP, a Delaware limited partnership (“Deerpath”), and the other lenders from time to time party to this Agreement (together with Deerpath, each a “Lender” and, collectively, the “Lenders”), and Deerpath, as administrative agent and collateral agent for itself and the other Lenders (in such capacity, “Agent”).

RECITALS

A. Borrowers have requested Lenders to make (i) a single-advance senior secured term loan on the Closing Date in the amount of $5,000,000, and (ii) a conditional commitment to provide additional single-advance senior secured term loans from time to time following the Closing Date in an aggregate amount not to exceed $15,000,000, such that the maximum amount of Loans available to Borrowers hereunder is $20,000,000.

B. Lenders are willing to make the Loans to Borrowers subject to the terms and conditions in this Agreement.

C. Holdings and the Company have agreed to guaranty the Obligation (as defined below), on the terms and subject to the conditions set forth herein and the other agreements referenced herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Section 1	Definitions and Terms.

1.1 Definitions. As used in the Loan Documents:

Accounting Firm is defined in Section 8.1(a)(i).

Accounting Practices means the accounting practices (x) with respect to all periods ending on or prior to March 31, 2016, and with respect to all dates of determination occurring on or prior to March 31, 2016, as determined in accordance with the Loan Parties’ past accounting practices and historical financial statements, and (y) with respect to all periods ending after March 31, 2016 and with respect to all dates of determination occurring after March 31, 2016 (including the fiscal month ending April 30, 2016, the fiscal quarter ending June 30, 2016 and the fiscal year ending December 31, 2016) as determined in accordance with GAAP.

ACH Authorization Agreements means those certain Authorization Agreements for Pre-Authorized Payments (Debit) executed by a Loan Party in favor of each Lender.

Additional Term Loan and Additional Term Loans are defined in Section 2.2.

Additional Term Loan Commitment means $15,000,000.

Additional Term Note means individually, and Additional Term Notes means collectively, each promissory note executed by Borrowers and made payable to any Lender, evidencing all or any portion of an Additional Term Loan and otherwise in substantially the same form as the Deerpath Initial Term Note.

Affiliate of a Person means any other Person that directly or indirectly controls, or is controlled by, or is under common control with, that Person. For purposes of this definition “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies of a Person, whether through ownership of Voting Interests or other ownership interests, by contract, or otherwise; provided, however, that any director, executive officer, manager or other Person which owns directly or indirectly ten percent (10%) or more of the securities of any other Person having ordinary voting power for the election of directors or managers shall be deemed to control such other Person. Under no circumstances shall Agent or any Lender be deemed to be an Affiliate of any Borrower or any Borrower’s Affiliates; provided further, that the foregoing proviso shall not apply to any limited partner or investor in Sponsor or its Affiliates.

Agent is defined in the introductory paragraph of this Agreement, and includes any successor Agent appointed pursuant to Section 13.6.

Agreement means this Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

Annual Excess Cash Flow Prepayment is defined in Section 2.5(a)(i).

Anti-Terrorism Laws means those laws and sanctions relating to terrorism or money laundering, including Executive Order No. 13224, the Patriot Act, the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1 et. seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et. seq.), and the sanction regulations promulgated pursuant thereto by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).

Applicable Fiscal Quarter is defined in Section 12.1(c).

Approved Electronic Form is defined in Section 14.13.

Approved Electronic Form Notice is defined in Section 14.13.

Avidbank Existing Credit Agreement means that certain Loan and Security Agreement dated as of July 17, 2012 by and among the Borrowers, Company, and Avidbank Corporate Finance, a division of Avidbank, as amended from time to time.

Avidbank Existing Debt means any and all Debt and other obligations of the Loan Parties under the Avidbank Existing Credit Agreement.

Back Bay Acquisition means the acquisition by the Loan Parties of substantially all of the assets of Back Bay Yoga LLC, Sweat and Soul Yoga LLC, and Brookline Indoor Cycling LLC.

Beneficial Owner has the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as in effect from time to time.

Be Yoga is defined in the introductory paragraph hereto.

Blocked Person means any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (e) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (f) a Person who is known to be affiliated or associated with a Person listed above.

Board of Directors means, with respect to any Person (other than a natural person), (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, manager or managing member of such Person, (c) in the case of any partnership, the general partner of such Person, and (d) in any other case, the functional equivalent of the foregoing.

Borrower and Borrowers are defined in the introductory paragraph hereto.

Bring-Down Date is defined in the introductory paragraph to Section 7.

Business Day means any day which is not a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or obligated to close.

Capital Expenditures means, without duplication, the following: (a) the aggregate amount of Loan Parties’ cash expenditures for fixed or capital assets determined in accordance with GAAP (including replacements, capitalized repairs and improvements but excluding any Insurance Proceeds or Eminent Domain Proceeds or indemnity payments used to replace fixed assets in accordance with Section 8.12, following a casualty event or condemnation or indemnity claim with respect thereto), plus (b) to the extent not included in clause (a), the aggregate principal portion of all of Loan Parties’ payments under any Capital Lease required to be capitalized in accordance with GAAP (excluding the portion thereof allocable to interest expense); provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) Permitted Acquisitions, (b) the book value of any asset owned to the extent such book value is included as a capital expenditure as a result of reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, and (c) expenditures that are accounted for as capital expenditures by Holdings, the Company or any Subsidiary thereof and that actually are paid for or reimbursed by a Person other than Holdings, the Company or any Subsidiary thereof and for which neither Holdings, the Company nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period).

Capital Lease means any lease (or sublease or other similar arrangement conveying the right to use) of property, real or personal, which is required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person under GAAP, and the amount of such lease shall be the capitalized amount thereof determined in accordance with GAAP; provided, that obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date that are recharacterized as Capital Leases due to a change in GAAP after the Closing Date shall not be treated as Capital Leases for any purpose under this Agreement, but instead shall be accounted for as if they were operating leases for all purposes under this Agreement as determined under GAAP as in effect on the Closing Date.

Cash Distributions means a Distribution made in cash.

Cash Equivalents means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of less than one year from the date of acquisition, (c) certificates of deposit and Eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers’ acceptances with maturities of less than one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $100,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) immediately above, (e) commercial paper having the highest rating obtainable from Moody’s or S&P’s Ratings Services and in each case maturing within nine months after the date of acquisition and (g) interests in money market mutual funds which invest solely in assets and securities of the type described in clauses (a) through (e) immediately above.

Center is defined in the introductory paragraph hereto.

Change of Control means the occurrence of any of the following, in a single transaction or any series of transactions: (a) (i) the sale, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation) to any Person (other than a Borrower) of all or substantially all of the assets of any Borrower or (ii) the sale, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation) to any Person (other than a Loan Party) of all or substantially all of the assets of any Loan Party (other than a Borrower); (b) the adoption of a plan relating to the dissolution, liquidation or winding-up of any Loan Party; or (c) the consummation of any sale, issuance, transfer, assignment, exchange, exercise or conversion of Equity Securities of Holdings or the Company, or any merger, consolidation, recapitalization, reorganization or other transaction involving Holdings or the Company, which results in (i) the Sponsor and its Affiliates ceasing to own, directly or indirectly, more than fifty percent (50%) of the Equity Securities of Holdings (on an as converted into Common Stock basis), (ii) Holdings ceasing to own, directly, one hundred percent (100%) of the Equity Securities of the Company (or, with respect to clause (i) or (ii), the Equity Securities of the surviving or resulting company of such a merger, consolidation or other transaction that is or immediately becomes a “Guarantor” pursuant to such transaction, if Holdings or the Company, as applicable, is not the surviving or resulting company), or (iii) the Sponsor and its Affiliates ceasing to control, directly or indirectly, by contract, ownership or otherwise, that percentage of the outstanding Voting Interests of Holdings and the Company necessary at all times to elect a majority of the Board of Directors and direct the management policies and decisions of Holdings and the Company. For purposes of this definition of “Change of Control” (x) any transfer of more than fifty percent (50%) of the Voting Interests of an entity that holds Voting Interests of any Person will be deemed to be a transfer of such Voting Interests of such Person and (y) the definition of “Person” shall include two or more Persons acting as a partnership, limited partnership, syndicate, joint venture, co-investing or other group.

Charm City Acquisition means the acquisition by the Loan Parties of substantially all of the assets and business of Midtown Yoga LLC (d/b/a Charm City Yoga).

Closing means the closing of the Initial Term Loan and Transactions.

Closing Date is defined in the introductory paragraph of this Agreement.

Closing Date Distributions means collectively, the Distributions from Borrowers to the Company on the Closing Date to allow the Company to effect the Refinancing on the Closing Date and any reasonable and documented out-of-pocket fees and expenses related thereto.

Collateral is defined in Section 6.1(a).

Commitment Letter means that certain conditional commitment letter dated June 8, 2015, addressed to Sponsor by Deerpath Capital Management, LP, and accepted and agreed to by the Company.

Company is defined in the introductory paragraph hereto.

Compliance Certificate means a certificate substantially in the form of Exhibit L signed by a Responsible Officer of the Company.

Contribution Deadline is defined in Section 12.1(c).

Corporate Maintenance CapEx means, when determined, for any Loan Party, Capital Expenditures made by such Loan Party to repair or replace existing assets or which are required to maintain existing operations, in each case, of such Loan Party, other than Yoga Studio Maintenance CapEx.

Cure Right is defined in Section 12.1(c).

Current Financials means (a) until the first delivery of consolidated financial statements of Loan Parties pursuant to Section 8.1, the Financial Statements, and (b) after the first delivery of consolidated financial statements of Loan Parties under Section 8.1, the consolidated financial statements of the Loan Parties most recently delivered to Lenders under Section 8.1 as of the date of determination.

Debt means (without duplication), with respect to any Person, (a) all obligations of such Person for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise), excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Person, (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the due date of such payable), including but not limited to any earnout obligations, deferred purchase price obligations or seller note(s) incurred, entered into or issued in connection with any acquisition of another company or all or any portion of its Equity Securities, properties or assets, (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made, (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, (e) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities, (f) all monetary obligations of such Person under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing, (g) net obligations of such Person under any Hedging Agreements, valued at the Hedging Agreement Value thereof, (h) all Capital Leases and other obligations of such Person that are capitalized for financial reporting purposes under GAAP, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Stock, (j) all guaranties, endorsements, and other contingent liabilities with respect to Debt or obligations of others, and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such first Person, regardless of whether such first Person has assumed or become liable for the payment of such Debt. With respect to Loan Parties, Debt means the aggregate of the Debt of the Loan Parties. For the avoidance of doubt, all deferred revenue and prepaid accounts for classes, class memberships, teacher training and other payments in advance to Borrowers (or targets in a Permitted Acquisition) incurred in the ordinary course of business (or acquired and/or assumed in a Permitted Acquisition) shall not be deemed “Debt” for purposes of this Agreement.

Debtor Relief Laws means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws in effect from time to time affecting the rights of creditors generally.

Deed of Trust means, with respect to any real property interest of any Loan Party (including, but not limited to, any fee simple, leasehold or mineral interest), a mortgage, deed of trust or similar instrument in Proper Form executed by any Loan Party that grants Agent (for the ratable benefit of Lenders) a Lien on such real property interest to secure the performance and Payment in Full of the Obligation.

Deerpath is defined in the introductory paragraph hereto.

Deerpath Initial Term Note means that certain promissory note attached hereto as Exhibit A, executed by Borrowers on the Closing Date and made payable to Deerpath in an original principal amount equal to Deerpath’s Percentage Interest of the Initial Term Loan Commitment and all renewals, increases, modifications, amendments, supplements, restatements and replacements of, or substitutions for, that promissory note.

Default is defined in Section 11.

Default Rate is defined in Section 3.5.

Deposit Account Control Agreement means, with respect to each checking, savings or other deposit account utilized by a Loan Party that is not an Excluded Account, a Deposit Account Control Agreement by and among such Loan Party, Agent and the applicable depository bank, in Proper Form as approved in advance by Agent.

Director means any member of a Board of Directors of a Loan Party.

Disqualified Stock shall mean any Equity Security that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is subject to a “put” right or mandatory repurchase obligation or is otherwise redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, or (b) is convertible into or exchangeable for (i) Debt securities or (ii) any Equity Security referred to in clause (a) above; provided, however, that any Equity Securities that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Securities are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Securities upon the occurrence of a change in control shall not constitute Disqualified Stock if such Equity Securities provide that the issuer thereof will not redeem any such Equity Securities pursuant to such provisions prior to the Payment in Full of the Obligation; provided, further, that if such Equity Securities are issued pursuant to a plan for the benefit of employees or other service providers of Holdings (or Sponsor), the Company or any of the Subsidiaries thereof or by any such plan to such employees, such Equity Securities shall not constitute Disqualified Stock solely because they may be required to be repurchased by any Loan Party in order to satisfy applicable statutory or regulatory obligations or in connection with such employee’s or other service provider’s termination, death or disability.

Distribution for any Person means, with respect to any Equity Securities of that Person, (i) the declaration or payment of any dividend or distribution on or with respect to such Equity Securities, (ii) the retirement, redemption, purchase, withdrawal, or other acquisition for value of such Equity Securities (including the purchase of warrants, rights, or other options to acquire such interests, but excluding the retirement of Sponsor Subordinated Debt pursuant to its conversion into Equity Securities (other than Disqualified Stock), or (iii) any other payment by that Person with respect to such Equity Securities.

Dollar, Dollars or $ mean lawful money of the United States of America.

Domestic Person means any Person who (a) in the case of an individual, is a U.S. Person and (b) in the case of an entity, is organized under the laws of any state of the United States of America or the District of Columbia.

EBITDA means, without duplication, for any period, Loan Parties’ Net Income for such period, adjusted by adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Net Income and without duplication:

(a) GAAP (or approved in advance by Agent in writing) depreciation, amortization and impairment charges, non-cash interest expense, Net Interest Expense and income taxes, plus (or minus)

(b) any non-cash charges (or non-cash income) as approved by Agent in writing (including in connection with any acquisition approved by Agent as a Permitted Acquisition as of the Closing Date, as set forth on Schedule A); plus

(c) the amount of any fees and expenses incurred by Loan Parties in connection with (i) the Transactions and (ii) any Additional Term Loans; plus

(d) the amount of any fees and expenses incurred by Loan Parties in connection with any Permitted Acquisitions (and that are not capitalized by the Loan Parties) in an aggregate amount not to exceed $100,000 for any such Permitted Acquisition; plus

(e) with respect to the opening by the Loan Parties of any new yoga studio, the sum of (i) all pre-opening operating losses incurred by the Loan Parties and (ii) all operating losses incurred by Loan Parties during the initial three (3) completed months following the date of the first such loss, in an aggregate amount not to exceed thirty percent (30%) of all such operating losses incurred with respect to such new yoga studio during such period; plus

(f) Restructuring Expenses in an aggregate amount not to exceed $125,000 during any 12-month period (the adjustments in clauses (a)-(f), the “EBITDA Addbacks”); plus

(g) Permitted Sponsor Reimbursements paid by the Loan Parties.

Notwithstanding the foregoing, EBITDA:

(i) for any period shall exclude “EBITDA” on a pro forma basis for such period of each Person (or business unit, division or group of such Person) which is sold, transferred or otherwise disposed of by a Loan Party during such period;

(ii) for any period shall include “EBITDA” on a pro forma basis for such period of each Person (or business unit, division or group of such Person) that is acquired by a Loan Party during such period; provided, that, in respect of an acquisition, the pro forma information shall include the historical financial results of the acquired Person on a pro forma trailing twelve (12) month basis, and shall assume that the consummation of such acquisition (and the incurrence, refinancing, or assumption of any Debt in connection with such acquisition) occurred on the first day of the trailing twelve (12) month period and shall, for the avoidance of doubt, to the extent approved by Agent in writing (such approval not to be unreasonably withheld, conditioned or delayed), take into account the net cost savings, operating expense reductions, other operating improvements and acquisition synergies (e.g., the elimination of owner/seller compensation and overhead to the extent not assumed or continued by the Loan Parties) projected by the Loan Parties in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of such acquisition, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; and

(iii) for the most recently completed 12-month period shall be $2,935,085, and for the four (4) most recently completed quarters (ending with the most recent) within such 12-month period shall be $1,171,188, $1,473,328, $(223,159) and $513,728, respectively.

Electronic Form is defined in Section 14.13.

Eminent Domain Event means any Governmental Authority or any Person acting under a Governmental Authority institutes proceedings to condemn, seize or appropriate all or part of any asset of a Loan Party.

Eminent Domain Proceeds means all amounts received by any Loan Party as a result of any Eminent Domain Event.

Employee Plan means an “employee pension benefit plan” (as defined in section 3(2) of ERISA) established, maintained or contributed to by any Loan Party.

Environmental and Safety Law means any Law that relates to public health and safety, worker health and safety, protection of the environment, pollution or contamination relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, sale, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances.

Environmental Permits means (a) any statutory or regulatory exemption for which any Loan Party qualifies, or (b) any permit, license, confirmation letter, authorization, approval or variance letter issued to or for the benefit of a Loan Party (or under which a Loan Party operates) by the Environmental Protection Agency or any other Governmental Authority in connection with or pursuant to any Environmental and Safety Law.

Equity Securities means, with respect to any Person (other than an individual):

(a) all of such Person’s issued and outstanding capital stock (including but not limited to common stock and preferred stock), partnership interests, membership interests, equity interests, profits interests, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or other equity or profits interests of such Person;

(b) all of the (i) securities convertible into or exchangeable for shares of capital stock, partnership interests, membership interests, equity interests or profits interests of such Person, and (ii) without duplication, warrants, rights or options for the purchase or acquisition from such Person of any such shares or interests; and

(c) all of the other equity or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

Equityholder means each of, and Equityholders means collectively, with respect to any Person or Persons (other than an individual), the holders of Equity Securities of such Person or Persons, respectively.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations.

Excess Cash Flow means, for any Excess Cash Flow Period, without duplication:

(a) EBITDA for such Excess Cash Flow Period, minus

(b) the sum of:

(i) Loan Parties’ Taxes paid in cash for such Excess Cash Flow Period (reduced by any foreign, United States, state or local tax refunds received by Loan Parties during such Excess Cash Flow Period);

(ii) the principal amount of all Funded Debt paid in cash by Loan Parties during such Excess Cash Flow Period as required under the applicable loan agreements, notes, lease agreements or other instruments evidencing such Debt, and including the amount of any voluntary prepayments in accordance with Section 2.4 and any mandatory prepayments in accordance with Section 2.5(b), provided, that such voluntary prepayments are funded solely from Loan Parties’ internally-generated cash flow (excluding, for the avoidance of doubt, the Net Proceeds of (w) any issuance of Equity Securities by any Loan Party, (x) any Debt financing of any Loan Party, (y) any sale or disposition of assets, properties or Equity Securities by any Loan Party, and (z) any Liquidity Event, in each case, entered into following the Closing Date);

(iii) Net Interest Expense paid in cash by Loan Parties during such Excess Cash Flow Period;

(iv) cash Capital Expenditures for such Excess Cash Flow Period;

(v) to the extent included in EBITDA, (A) non-cash income or gains not otherwise set forth herein, (B) non-cash write-ups with respect to revaluing assets and liabilities, and (C) non-cash gains from joint ventures and non-cash minority interest increases;

(vi) cash payments of Permitted Sponsor Reimbursements during such Excess Cash Flow Period (including any amounts paid following the termination of a payment blockage);

(vii) without duplication, cash EBITDA Addbacks; and

(viii) with respect to any Permitted Acquisitions, the cash portion of the purchase price consideration, including as a result of any deferred purchase price obligations, together with any transaction fees and expenses incurred in connection therewith; provided, that such transaction fees and expenses (1) are not capitalized by Loan Parties and (2) do not exceed $100,000 in the aggregate for any such Permitted Acquisition, and any indemnity payments (as required under the applicable purchase agreement), in each case, paid by Loan Parties during such Excess Cash Flow Period, minus (or plus)

(c) any increase (or decrease) in Loan Parties’ Net Working Capital for such Excess Cash Flow Period,

all as calculated on an annual basis following completion of Loan Parties’ certified financial statements provided to Lenders pursuant to Section 8.1(a); provided, that if the result of such calculation is a negative amount, then Excess Cash Flow for such Excess Cash Flow Period shall be deemed equal to zero dollars ($0.00).

Excess Cash Flow Period shall mean (a) Loan Parties’ fiscal year ending on December 31, 2015, and (b) each fiscal year of Loan Parties ending thereafter.

Excluded Account means (a) any deposit, custody or other accounts maintained by any Loan Party with a bank or other institution if such account is used solely to deposit funds that are to be applied, and that are applied, exclusively in the ordinary course of business to the payment of wages and other accrued and unpaid compensation (including salaries, wages, benefits and expense reimbursements) payable to employees of any Loan Party and any withholding, social security, payroll, unemployment or other Taxes relating thereto, imposed by any federal, state, county or local government or a subdivision or agency thereof (excluding any charges, fees, assessments, interest, penalties or additions payable in connection with any of the foregoing), or which are to be applied, to the extent of amounts withheld or deducted from compensation payable to any employee or any Loan Party, to the payment of health insurance or other benefits generally provided to employees of any Loan Party, (b) escrow accounts or fiduciary or trust accounts, in each case where all funds on deposit therein are for the benefit of a Person not a Loan Party or Subsidiary thereof, (c) any zero balance disbursement account the balance of which is swept at the end of each Business Day into a deposit account subject to a Deposit Account Control Agreement, and (d) deposit accounts not otherwise subject to the provisions of this paragraph, provided, that (i) the average daily balance for any calendar month for each such deposit account described in this clause (d) shall not exceed $25,000 at any time and (ii) the aggregate average daily balance for any calendar month for all such deposit accounts described in this clause (d) shall not exceed $50,000 at any time.

Exhibit means an exhibit attached to this Agreement unless otherwise specified.

Financial Covenants is defined in Section 12.1(c).

Financial Covenant Default is defined in Section 12.1(c).

Financial Statements is defined in Section 7.23(a).

Fitch means Fitch Ratings and any successor thereto.

Fixed Charge Coverage Ratio means, when determined, the ratio of:

(a) EBITDA for the most recently completed 12-month period, to

(b) the sum of (collectively, the “Fixed Charges”):

(i) the principal amount of all Funded Debt scheduled to be paid by Loan Parties during the forward 12-month period;

(ii) Net Interest Expense paid during the most-recently completed 12-month period; and

(iii) Loan Parties’ Maintenance CapEx, cash Taxes, any Cash Distributions and any cash Permitted Sponsor Reimbursements for the most-recently completed 12-month period.

Flow of Funds Memo means that certain flow of funds memo dated the Closing Date, attached hereto as Exhibit J.

Fully Diluted Basis means, with respect to any Person, the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire existing or future classes of Equity Securities of such Person have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

Funded Debt means, without duplication, when determined, the following: (a) all obligations of the Loan Parties for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, surety or other secondary obligor or otherwise), excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Person, plus (but without duplication) (b) all purchase money Debt and Capital Lease obligations of the Loan Parties; provided, however, that “Funded Debt” shall not include the Sponsor Subordinated Debt.

GAAP means generally accepted accounting principles in the United States of America, as in effect from time to time, set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and includes a private mediation or arbitration board or panel.

Growth CapEx means, when determined, for any Loan Party, Capital Expenditures made by such Loan Party which are used to open new yoga studios operated by such Loan Party.

Guarantors shall mean, collectively, Holdings, the Company and each other Person that is a party hereto on the Closing Date or that hereafter joins this Agreement or otherwise becomes a party hereto, in its capacity as a “Guarantor,” in each case, together with their successors and permitted assigns, and “Guarantor” shall mean any one of them.

Hazardous Substance means (a) any hazardous or toxic substance the presence of which requires removal, remediation or investigation under any applicable Environmental and Safety Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental and Safety Law, or (c) petroleum, petroleum products, oil, N.O.R.M. and other radioactive material, chlorides and asbestos.

Hedging Agreement shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement (including caps and collars with respect to interest rates, currency exchange rates or commodity prices).

Hedging Agreement Value means, in respect of any Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Agreement were terminated at such time.

Holdings is defined in the introductory paragraph hereto.

Holdings Plan means the YWX Holdings, Inc. 2014 Stock Option and Grant Plan, as the same may be amended, restated or supplemented from time to time.

Immigration Laws means and includes the Immigration Reform and Control Act of 1986 and any and all other federal, state, municipal or other Laws enforced or under the jurisdiction of the U.S. Immigration and Customs Enforcement or otherwise pertaining to or relating to foreign nationals who come to the United States either temporarily or permanently, including (a) the associated legal rights, duties and obligations of aliens and their employers in the United States,

(b) employer verification obligations and procedures involved with the employment of foreign nationals, (c) application processes and procedures involved with naturalization of foreign nationals who wish to become United States citizens, and (d) legal issues relating to people who cross U.S. borders by means of fraud or other illegal means, and those who traffic or otherwise illegally transport aliens into the United States, together with any and all regulations promulgated thereunder.

Initial Term Loan is defined in Section 2.1.

Initial Term Loan Commitment means $5,000,000.

Initial Term Note means individually, and Initial Term Notes means collectively, each of the Deerpath Initial Term Note and any other promissory note issued to Deerpath or any other Lender and evidencing all or any portion of the Initial Term Loan, and any promissory notes issued in substitution or replacement thereof.

Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Loan Party, including (a) proceeds relating to Collateral and (b) any business interruption insurance proceeds.

Intercompany Debt is defined in Section 14.20.

Interest Period means a calendar quarter beginning with the first day of each calendar quarter (i.e., January 1, April 1, July 1 and October 1); provided, however, that, for the period from Closing until the beginning of the next calendar quarter, the Interest Period shall commence on the Closing Date and end on the last day of such calendar quarter.

Joinder Agreement is defined in Section 8.9.

Landlord Subordination of Lien means with respect to any real property leased by a Loan Party, a Landlord Subordination of Lien in Proper Form, by and among Agent, such Loan Party and the landlord.

Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees and judgments.

Leasehold Deeds of Trust means collectively each deed of trust or similar agreement in the form of Exhibit F attached hereto, executed and delivered by Borrower in connection with this Agreement.

Lender and Lenders are defined in the introductory paragraph hereto.

LIBOR Rate means the rate determined for the applicable Interest Period by the Agent at approximately 11:00 a.m. (London Time) on the date that is two (2) Business Days prior to the commencement of the Interest Period by reference to the ICE Benchmark Administration LIBOR rate for deposits in U.S. Dollars for a 3-month term (as set forth by Bloomberg or any other market information vendor selected by the Agent and approved by Borrowers); provided, that in no event shall the LIBOR Rate be less than 1.00% per annum. The LIBOR Rate will be reset for each Interest Period; provided, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

Lien means, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Liquidity Event means the occurrence of any one of the following: (a) a firmly underwritten primary public offering of Equity Securities under a registration statement filed by any Loan Party under the Securities Act which results in aggregate proceeds to the Loan Parties and their Equityholders of at least $10,000,000 (net of underwriting discounts and commissions), or (b) a Change of Control.

Litigation means, with respect to any Loan Party, any claim, action, arbitration, suit, investigation or administrative or other proceeding pending against or affecting such Loan Party by or before any court, arbitrator or Governmental Authority.

Loan means individually, and Loans means collectively, the Initial Term Loan, any Additional Term Loan and any other amount loaned or advanced to or for the benefit of Borrowers by Lenders under this Agreement.

Loan Date means, with respect to any Loan requested by Borrowers under this Agreement, the date on which the applicable funds are transferred to, or made available to, Borrowers.

Loan Documents means (a) this Agreement, any certificates delivered by the Loan Parties under this Agreement and the Schedules to this Agreement, (b) the Notes, (c) the Security Documents, (d) the Sponsor Subordinated Debt Subordination Agreement, the Sponsor Reimbursement Subordination Agreement and any other Subordination Agreements, (e) the Small Business Side Letter, (f) the Flow of Funds Memo, (g) any Loan Request, (h) any Compliance Certificate, (i) any Joinder Agreement and (j) all other agreements, documents, and instruments in favor of Agent or any Lender from time to time delivered by the Loan Parties to Agent or any Lender in connection with or under this Agreement, and (k) all renewals, extensions, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Party means individually, and Loan Parties means collectively, the Borrowers and the Guarantors.

Loan Request means a request for a Loan substantially in the form of Exhibit K signed by a Responsible Officer of a Borrower.

Maintenance CapEx means collectively, when determined, for any Loan Party, (a) Corporate Maintenance CapEx and (b) Yoga Studio Maintenance CapEx.

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, results in (a) material impairment of the ability of the Loan Parties, taken as a whole, to perform any of their payment or other material obligations under any Loan Document, (b) material impairment of the ability of Agent or any Lender to enforce any of its respective rights or remedies, or the obligations of any Loan Party under any Loan Document, (c) a material and adverse effect on the business, income, operations, assets, liabilities, property or condition (financial or otherwise) of the Loan Parties, taken as a whole, or (d) a material and adverse effect on any part of the Collateral.

Maturity Date means the earliest to occur of the following: (a) the five (5) year anniversary of the Closing Date, (b) the acceleration of the maturity of the Loans pursuant to Section 12.1 of this Agreement and (c) the date a Change of Control or other Liquidity Event occurs.

Maximum Rate and Maximum Amount respectively mean, for Lenders, the maximum non-usurious rate of interest and the maximum non-usurious amount of interest that, under applicable Law, Lenders are permitted to contract for, charge, take, reserve or receive on the Obligation.

Merger Agreement means that certain Agreement and Plan of Merger dated as of July 11, 2014, by and among the Company, Holdings, YWX Acquisition, Inc. and Shareholder Representative Services LLC.

Moody’s means Moody’s Investor Services, Inc.

Net Income means, for any period, the Loan Parties’ consolidated net income for such period after Taxes in conformity with the Accounting Practices, but before dividends, excluding, without duplication, extraordinary items such as (a)net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (including fixed assets and capital stock) other than in the ordinary course of business, (b)write-up or write-down of assets, and (c) provision for Taxes on any extraordinary item.

Net Interest Expense means, for any period, (a) total interest expense of the Loan Parties for such period in respect of all outstanding Debt of the Loan Parties, whether paid, accrued, expensed or capitalized, and includes, without limitation, all commissions, discounts, commitment fees and other fees and charges owed in respect of such Debt, including that portion of any lease payment under a Capital Lease which would be treated as interest under GAAP and interest on Debt used to finance working capital, minus (b) Loan Parties’ aggregate interest income for such period. Notwithstanding the foregoing, Net Interest Expense shall exclude any interest expense of the Loan Parties that is accrued or capitalized (and not paid in cash) in respect of the Sponsor Subordinated Debt.

Net Proceeds means (a) with respect to any sale, lease, transfer or other disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such transaction received by, or paid to or for the account of, such Person, net of any out-of-pocket costs, fees, and expenses (including attorneys’ fees and expenses), any Taxes and any amounts used to retire Funded Debt (other than pursuant to this Agreement), in each case related to such transaction, and (b) with respect to the issuance of Equity Securities, debt securities, Subordinated Debt, or similar instruments, or any other incurrence of Debt, the cash and non-cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance; provided, however, that the foregoing shall exclude the proceeds received in connection with the Sponsor Subordinated Debt and any exercise or purchase of Equity Securities under the Holdings Plan. Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

Net Working Capital means Loan Parties’ (a) current assets other than cash and Cash Equivalents, less (b) current liabilities (excluding the Sponsor Subordinated Debt and the current portion of long-term Debt), determined on a consolidated basis consistent with the Accounting Practices.

Nor Cal is defined in the introductory paragraph hereto.

Note means individually, and Notes means collectively, the Term Notes and any other promissory note issued to any Lender and evidencing any Loan or all or any other portion of the Obligation, and any promissory notes issued in substitution or replacement thereof.

Obligation means collectively, the Loans and all Debt, liabilities and obligations (including indemnities), and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to any Lender or Agent by any Loan Party under any Loan Document or otherwise with respect to any Loan (including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as a debtor in such proceeding (or would accrue but for the operation of applicable Debtor Relief Laws)), together with all interest accruing thereon, reasonable fees, costs and expenses (including, without limitation, all reasonable attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents or in connection with the protection of rights or exercise of remedies under the Loan Documents.

Order means any judgment, order, injunction, decree, citation, stipulation or award granted, made, issued or otherwise promulgated by any arbitral body or Governmental Authority.

Other Taxes is defined in Section 3.1(b).

Palo Alto Acquisition means the acquisition by the Loan Parties of certain assets of Be Yoga Ltd. pursuant to that certain Asset Purchase Agreement dated as of January 29, 2015.

Participant Register is defined in Section 14.8(h).

Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended.

Payment in Full or Paid in Full means, with respect to the Obligation, that (a) all Principal Debt and accrued interest under the Loans and all other Obligations have been repaid in full in cash and no Loan or other Obligation remains outstanding (except, in each case, for (i) any provisions thereof, such as indemnification provisions, which by their terms survive termination and (ii) unasserted contingent Obligations and other contingent Obligations not then due and owing), except to the extent any such payment has been rescinded or is required to be restored or returned in connection with the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, and (b) the Term Loan Commitment and any and all other commitments by Lenders hereunder have been terminated or expired.

PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

Percentage Interest means, with respect to each Lender, when determined, such Lender’s percentage interest in the Loans (calculated as percentage of the Term Loan Principal Debt held by such Lender on the date of determination). As of the Closing Date, and unless and until changed by Lenders, the Percentage Interest of Deerpath, the sole Lender, shall be equal to one hundred percent (100%).

Permitted Acquisition means an acquisition by a Loan Party of or from any Person, whether pursuant to an acquisition of Equity Securities in such Person, all or substantially all of the assets of such Person, or of a distinct division, line of business, or other business unit of such Person or otherwise (such Person or division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case, so long as (x) the Required Lenders approve of such acquisition in writing in advance of the closing, or (y):

(a) at least fifteen (15) days prior to the closing of such acquisition, Lenders shall have received (i) a description of the material terms of such acquisition, (ii) audited financial statements of the Target for its two most recent fiscal years and unaudited financial statements for any fiscal quarters within the applicable fiscal year that have ended at least 45 days prior to the date of such acquisition, provided, that, if audited financial statements are unavailable, Loan Parties may in lieu thereof deliver financial statements prepared by Target’s management, and (iii) consolidated projected financial statements of Loan Parties on a consolidated basis (giving pro forma effect to such acquisition) for the fiscal year in which such acquisition occurs, which shall include statements of income, cash flows, and balance sheets;

(b) EBITDA for the Target of such acquisition is positive;

(c) such Loan Party shall have certified on or before the closing date of such acquisition, in writing, that such acquisition has been approved by the Board of Directors of the Target (unless the same is not required under the Target’s organizational and governing documents);

(d) the Target shall be in the same or a related line of business as that conducted by the Loan Parties on the closing date for such acquisition and as otherwise permitted under this Agreement;

(e) such acquisition and all transactions related thereto shall be consummated in accordance with all Laws in all material respects;

(f) immediately before and immediately after giving effect to any such acquisition, no Default or Potential Default shall have occurred and be continuing;

(g) Loan Parties shall demonstrate to the reasonable satisfaction of Agent that, immediately after giving effect to such acquisition (including the incurrence or assumption of any Debt in connection therewith) on a pro forma basis, Loan Parties are in compliance with the financial covenants set out in Section 10;

(h) Agent shall have received (or shall receive promptly following the consummation of such acquisition) a first-priority perfected security interest in all Collateral (including, without limitation, Equity Securities) acquired with respect to the Target (except for Permitted Liens, as otherwise agreed by Agent or otherwise permitted by the Loan Documents) and the Target, if a Person that is acquired by such Loan Party, shall have become a Borrower or a Guarantor in accordance with Section 8.9;

(i) all or substantially all of the assets acquired in connection with such acquisition shall be located within the United States and shall be held by a Loan Party after giving effect to such acquisition (including after giving effect to the joinder to this Agreement by the Target, as applicable);

(j) any Permitted Earn-Out, deferred purchase price obligation or seller note(s) contemplated by such acquisition is subject to a Subordination Agreement;

(k) the aggregate amount of the cash consideration paid by such Loan Party (including, all earn-outs, assumed Debt of the Target, seller debt and other deferred or contingent consideration) in connection with such acquisition shall not exceed $2,000,000;

(l) pursuant to or in connection with such acquisition, no Loan Party is (i) acquiring any Equity Securities of any Person that is not a Domestic Person or (ii) creating any Subsidiary that is not a Domestic Person, in each case, except with the prior written approval of Required Lenders; and

(m) prior to or simultaneously with the consummation of any Permitted Acquisition, a certificate substantially in the form of Exhibit L, executed by a Responsible Officer of the Company certifying that such Permitted Acquisition complies with, and as of the date on which such Permitted Acquisition is consummated, will comply with, the requirements of this Agreement. For the avoidance of doubt, each of the Yoga Tree Acquisition, the Palo Alto Acquisition, the Back Bay Acquisition and the Charm City Acquisition shall be deemed “Permitted Acquisitions” for purposes of this Agreement, subject to the requirement that any Permitted Earn-Out, deferred purchase price obligation or seller note(s) contemplated by such acquisitions is subject to a Subordination Agreement.

Permitted Debt means

(a) the Obligation;

(b) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business;

(c) purchase money Debt and Capital Lease obligations incurred in the ordinary course of business, provided, that (i) the principal amount of such purchase money Debt and Capital Lease obligations do not exceed 100% of the amount of the purchase price of such items then being financed and (ii) the aggregate amount of such purchase money Debt and Capital Lease obligations does not exceed $100,000 at any time, and any Permitted Refinancing Debt in respect thereof;

(d) to the extent constituting Debt obligations, trade payables and other current liabilities incurred in the ordinary course of business;

(e) Debt among Borrowers and the Company;

(f) Debt among Guarantors (other than Debt of Holdings owed to the Company);

(g) Debt of any Borrower owed to any other Loan Party;

(h) the Sponsor Subordinated Debt;

(i) surety Debt and any other Debt entered into in the ordinary course of business in respect of (i) bids, tenders, performance bonds, or appeal bonds, and (ii) workers compensation claims, disability, health or other employee benefits and self-insurance obligations;

(j) obligations (contingent or otherwise) of the Loan Parties and their respective Subsidiaries existing or arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k) Debt to the extent (and without duplication) constituting investments permitted by Section 9.4;

(l) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within ten (10) days of incurrence;

(m) to the extent constituting Debt obligations, Debt incurred in connection with the financing of insurance premiums;

(n) to the extent constituting Debt obligations, Debt in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements, in each case in connection with deposit or securities accounts in the ordinary course of business;

(o) Debt in respect of Hedging Agreements incurred in the ordinary course of business and not for speculative purposes; and

(p) Debt representing deferred compensation or stock-based compensation to employees of the Loan Parties.

Permitted Earn-Out means obligations of any Loan Party consisting of earn-out obligations included in the definitive purchase agreements for a Permitted Acquisition that are related to the performance of an entity or assets acquired in connection with such Permitted Acquisition, in each case, calculated in accordance with the Accounting Practices, and which are not disguised installment payments of the initial purchase price; provided, that any such earn-out obligations are subordinated to the Obligation on terms and conditions reasonably satisfactory to the Agent.

Permitted Liens means

(a) Liens securing the Obligation;

(b) Liens which secure purchase money Debt and Capital Lease obligations permitted under clause (c) of the definition of Permitted Debt and which encumber only the assets acquired with such purchase money Debt or the assets subject to such Capital Lease obligations; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender on customary terms;

(c) pledges, deposits or Liens arising or made to secure (i) payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs or (ii) liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Holdings or its Subsidiaries or under self-insurance arrangements in respect of such obligations;

(d) easements, rights-of-way, encumbrances, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances or minor title deficiencies on the use or value of real property or any other property or asset which do not materially impair the use thereof;

(e) Liens for Taxes and Liens imposed by operation of law (including, without limitation, Liens of mechanics, materialmen, warehousemen, carriers and landlords, and similar Liens); provided, that (i) the amount secured is not overdue by more than thirty (30) days and no Lien has been filed, or (ii) the validity or amount of such Lien for Taxes arising by operation of Law is being contested in good faith by lawful proceedings diligently conducted, reserve or other provision required by GAAP has been made, levy and execution thereon have been (and continue to be) stayed, or payment is fully covered by insurance (subject to the customary deductible);

(f) rights of offset or statutory banker’s Liens arising in the ordinary course of business in favor of commercial banks; provided, that any such Lien shall only extend to deposits and property in possession of such commercial bank;

(g) Liens imposed by requirement of Law or arising as a matter of Law on deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(h) any interest or title of a lessor, sublessor, licensor, or sublicensor under any lease or license entered into by a Loan Party in the ordinary course of its business in accordance with this Agreement and covering only the assets so leased or licensed;

(i) judgment Liens that do not constitute a Default under Section 11.4 of this Agreement;

(j) (i) deposits made in the ordinary course of business to secure liability for premiums to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business in accordance with the past practices of such Loan Party and extending solely to such goods;

(l) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(m) Liens securing future payment in favor of the service providers arising out of or in connection with any construction or contractor services otherwise permitted hereunder and which are not yet performed by such service provider;

(n) Liens in respect of the Avidbank Existing Debt to the extent not yet extinguished under applicable law as of the Closing; provided, that such Liens shall be extinguished promptly following the Closing pursuant to the payoff letter referenced in Section 5.2(a)(xiii);

(o) in respect of Equity Securities, Liens under applicable securities laws;

(p) Liens arising out of any license of intellectual property to or from any Loan Party permitted under Section 9.9;

(q) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of Loan

Parties complies, and (ii) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Loan Parties taken as a whole;

(r) Liens solely on any cash earnest money deposits made by Loan Parties in connection with any letter of intent or purchase agreement permitted hereunder; and

(s) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

Permitted Refinancing Debt means Debt of any Person (“Refinancing Debt”) issued or incurred by such Person (including by means of the extension or renewal of existing Debt) to refinance, refund, extend, renew or replace existing Debt of such Person (“Refinanced Debt”); provided, that (a) the principal amount of such Refinancing Debt is not greater than the principal amount of such Refinanced Debt plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable and documented fees and expenses, in each case, associated with such Refinancing Debt, (b) such Refinancing Debt has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Debt, (c) if such Refinanced Debt is unsecured, then such Refinancing Debt shall be unsecured, (d) if such Refinanced Debt or any guaranty thereof or any security therefor are subordinated to the Obligation, such Refinancing Debt and any guaranty thereof and any security therefor remain so subordinated on terms no less favorable to the Lenders, and (e) the obligors in respect of such Refinanced Debt immediately prior to such refinancing, refunding extension, renewal or replacement are the only obligors on such Refinancing Debt.

Permitted Sponsor Reimbursements is defined in Section 9.20.

Person means any natural person, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

Pledge Agreement means that certain Pledge Agreement dated the Closing Date, by and among the Loan Parties and the other pledgors from time to time party thereto, as pledgors, and Agent, as secured party for the ratable benefit of the Lenders, attached hereto as Exhibit C.

Potential Default means, as of any time, a breach of this Agreement in existence as of such time that would, if not cured in accordance with the terms of this Agreement, become a Default.

Principal Debt means, when determined, the aggregate outstanding principal balance of the Notes (including any accrued and unpaid interest added pursuant to Section 3.5).

Projections is defined in Section 7.23(c).

Proper Form means in form and substance satisfactory to Agent in its reasonable credit judgment.

Refinancing is defined in Section 5.2(a)(xiii).

Register is defined in Section 14.8(g).

Regulatory Problem means with respect to any Lender, (a) a diversion of the proceeds of the financing hereunder from the use thereof reported on SBA Form 1031 delivered as of the date hereof, if such diversion was effected without obtaining the prior written consent of such Lender (which may be withheld in such Lender’s sole discretion), (b) a change in the principal business activity of Loan Parties to an ineligible business activity (within the meaning of the SBIC Regulations) if such change occurs within one (1) year after the date of any Loan hereunder and without the prior written consent of such Lender, or (c) any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or such Lender reasonably believes that there is a substantial risk of such assertion) that such Lender and its Affiliates are not entitled to hold, or exercise any significant right with respect to, the Loans.

Representative means, with respect to any Person, any representative, officer, director, manager, employee, consultant, contractor, attorney or agent of such Person.

Required Lenders means, as of the date of any determination, Lenders holding more than fifty percent (50.0%) of the Percentage Interests.

Responsible Officer of a Person (other than an individual) means the President, Chief Executive Officer, Chief Financial Officer, Treasurer, or Persons having the same duties and responsibilities as the foregoing, of such Person.

Restructuring Expenses means any restructuring charges, accruals or reserves, restructuring costs and integration costs incurred by a Loan Party in connection with the Transactions and Permitted Acquisitions, including project start-up costs, costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, systems establishment costs, conversion costs and excess pension charges and consulting fees, attorneys’ fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing.

S&P means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

SBA means the United States Small Business Administration.

SBA Maximum Rate is defined in Section 3.8.

SBIC means a small business investment company licensed under the SBIC Act.

SBIC Act means the Small Business Investment Act of 1958, as amended.

SBIC Regulations means the SBIC Act and the regulations issued by the SBA thereunder, codified at Title 13 of the Code of Federal Regulations, sections 107 and 121, as amended.

Schedule means a schedule attached to this Agreement unless otherwise specified.

SEC is defined in Section 14.16.

Securities Act means the Securities Act of 1933, as in effect from time to time.

Security Agreement means that certain Security Agreement dated the Closing Date, by and among the Loan Parties, as debtor, and Agent, as secured party for the ratable benefit of the Lenders, pursuant to which the Loan Parties granted Agent a Lien in the Collateral (as defined therein) to secure the Obligation, attached hereto as Exhibit B.

Security Documents means the Security Agreement, the Pledge Agreement, the Leasehold Deeds of Trust and any other Deed of Trust, any Landlord Subordination of Lien, any and all Deposit Account Control Agreements, and all related instruments and documents executed and delivered to Agent or any Lender at the Closing or pursuant to Section 6 or Section 8.9, and all documents executed in connection with the foregoing to create or perfect a Lien on the Collateral in favor of the Agent, as secured party for the ratable benefit of the Lenders.

Senior Debt means, without duplication, when determined, the following: (a) the Obligation, plus (but without duplication) (b) all purchase money Debt and Capital Lease obligations of the Loan Parties.

Senior Debt to EBITDA Ratio means, when determined, the ratio of the Loan Parties’ (a) Senior Debt to (b) EBITDA for the most recently completed 12-month period.

Small Business Side Letter means that certain Small Business Side Letter dated the Closing Date, executed by the Loan Parties and conforming to the SBIC Act, attached hereto as Exhibit I.

Solvent means, with respect to the Loan Parties, taken as a whole, that based upon the Current Financials as provided under Section 8.1, (a) the aggregate fair market value of the Loan Parties’ assets exceeds the aggregate liabilities of the Loan Parties, (b) Loan Parties have sufficient cash flow to enable them to pay their Debts as they mature, and (c) Loan Parties do not have unreasonably small capital in relation to their businesses as contemplated on such date of determination, taken as a whole.

Specified Contribution is defined in Section 12.1(c).

Sponsor means Great Hill Equity Partners V, L.P., a Delaware limited partnership.

Sponsor Reimbursement Agreement means that certain Expense Reimbursement Agreement effective as of July 11, 2014, by and between Sponsor and Holdings, as may be amended, restated, modified or supplemented from time to time in compliance with this Agreement and the Sponsor Reimbursement Subordination Agreement.

Sponsor Reimbursement Subordination Agreement means that certain Subordination and Intercreditor Agreement dated the Closing Date, by and among Sponsor, as subordinated lender, Agent and Loan Parties, attached hereto as Exhibit G, as amended, restated, modified or supplemented from time to time in compliance with this Agreement.

Sponsor Subordinated Debt means the unsecured convertible promissory notes of Holdings incurred pursuant to and evidenced by the Sponsor Subordinated Debt Documents that is otherwise permitted under this Agreement and the Sponsor Subordinated Debt Subordination Agreement.

Sponsor Subordinated Debt Agreement means that certain Note Purchase Agreement effective as of June 3, 2015 by and among Sponsor, Great Hill Investors, LLC and Holdings.

Sponsor Subordinated Debt Documents means collectively, the Sponsor Subordinated Debt Agreement, the convertible promissory notes and the other certificates, instruments, agreements and documents executed and/or delivered in connection with the Sponsor Subordinated Debt Agreement and evidencing the Sponsor Subordinated Debt.

Sponsor Subordinated Debt Subordination Agreement means that certain Subordination and Intercreditor Agreement dated the Closing Date, by and among Sponsor, as subordinated lender, Agent and Loan Parties, attached hereto as Exhibit H, as amended, restated, modified or supplemented from time to time in compliance with this Agreement.

Subordinated Debt means the Sponsor Subordinated Debt and any other Debt that is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligation pursuant to a Subordination Agreement.

Subordination Agreement means individually, and Subordination Agreements means collectively, the Sponsor Subordinated Debt Subordination Agreement, the Sponsor Reimbursement Subordination Agreement and each other subordination and intercreditor agreement by and among Agent, as agent for the Lenders, any holder of Subordinated Debt, as subordinated lender, and the Loan Party(ies) who are obligated under such Subordinated Debt, in form and substance satisfactory to Agent in its reasonable credit judgment.

Subsidiary of any Person means any corporation, partnership or other entity of which such Person is the Beneficial Owner of at least fifty percent (50%) of the Voting Interests.

Subsidiary Guarantor means any Guarantor other than Holdings and the Company.

Syndicate Partner and Syndicate Partners are defined in Section 14.8(c).

Tax means, all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules and regulations.

Term Loan means collectively, the Initial Term Loan and any and all Additional Term Loans.

Term Loan Commitment means the aggregate of the Initial Term Loan Commitment and the Additional Term Loan Commitment.

Term Loan Principal Debt means, when determined, the aggregate outstanding principal balance of the Term Notes (including any accrued and unpaid interest added pursuant to Section 3.5).

Term Note means individually, and Term Notes means collectively, each of the Initial Term Notes, any Additional Term Note and any other promissory note issued to any Lender and evidencing all or any portion of the Term Loan, and any promissory notes issued in substitution or replacement thereof.

Transactions means collectively, the Initial Term Loan, the Refinancing and any other transactions contemplated by the Loan Documents.

UCC means (a) the Uniform Commercial Code as adopted in New York and as amended from time to time or (b) if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of Agent’s security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

Voting Interests of any Person means the shares of capital stock, membership interests, partnership interests or other Equity Securities issued by such Person that have voting power (whether pursuant to applicable Law, such Person’s charter, any shareholders, partnership, company or operating agreement or by any other contractual right) for the election, removal or replacement of, or otherwise have the power to designate, (a) the members of such Person’s board of directors, board of managers or other governing body performing similar functions, or (b) if such Person is a limited partnership, the general partner of such Person; provided, that the “Voting Interests” of any member-managed limited liability company shall be deemed to be the Equity Securities of such limited liability company that are held by its member(s).

Yoga Studio Maintenance CapEx means, when determined, for any Loan Party, Capital Expenditures made by such Loan Party to repair or replace existing assets or which are required to maintain existing operations, in each case, at any yoga studio operated by such Loan Party at such time of determination.

Yoga Tree Acquisition means the acquisition by the Loan Parties of substantially all of the assets and business of Yoga Tree LLC (n/k/a CM Yoga Studio, LLC) pursuant to that certain Asset Purchase Agreement dated June 3, 2015.

Yoga Works is defined in the introductory paragraph hereto.

1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Words in respect of one gender include each other gender where appropriate.

(b) With reference to this Agreement and each other Loan Document, unless otherwise specified in this Agreement or in such other Loan Documents,

(i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears;

(ii) the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof;

(iii) the terms “to the Loan Parties’ knowledge” and “to the knowledge of the Loan Parties” and any other references to the knowledge or awareness of the Loan Parties mean to the knowledge of each Loan Party; a Loan Party shall be deemed to have “knowledge” of a particular fact or matter if any of the Chief Executive Officer, President or Chief Financial Officer of such Loan Party is actually aware of such fact or matter;

(iv) any references to equity interests or other interests of “Lender” or “Lenders” in any entity, property or assets, and any references to things owned by “Lender” or “Lenders” or obligations owed to “Lender” or “Lenders”, shall include all such equity interests, ownership interests and obligations owned by or owed to all of the Lenders, collectively;

(v) the term “including” is by way of example and not limitation;

(vi) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; and

(vii) any definition of or reference to any agreement, instrument or other document herein shall be deemed to refer to such agreement, instrument or other documented as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Loan Parties, Lenders and the other parties thereto and are the products of all parties; accordingly, they shall not be construed against Lenders merely because of Lenders’ involvement in their preparation.

1.3 Accounting Principles. Unless otherwise indicated, all financial calculations in respect of the Loan Parties or any Loan Party are on a consolidated basis for the Loan Parties and defined terms assume that financial information is prepared or calculated on a consolidated basis for the Loan Parties in accordance with the applicable Accounting Practices; provided, however, that with respect to the financial covenants in Section 10 of this Agreement (and to the extent necessary, related definitions), such financial calculations shall use financial information prepared or calculated on a consolidated basis for the Loan Parties in accordance with the Loan Parties’ past accounting practices and historical financial statements only; provided, further, that in the event the Loan Parties’ are unable to fully transition to GAAP accounting by the time provided in the definition of “Accounting Practices”, then the Loan Parties may request a reasonable extension of such transition period from Agent, which request (a) may be made via email notification (with confirmed receipt), (b) shall be subject to Agent’s approval in its sole discretion and (c) if granted, shall not result in a waiver fee or similar payment to Agent or Lenders. If any changes in GAAP are hereafter required or permitted and are adopted by Loan Parties on a consolidated basis with the agreement of their certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein, the parties hereto agree to enter into negotiations to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the financial condition of Loan Parties on a consolidated basis shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, restrictions or standards or definitions of terms used therein shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to Lenders.

1.4 Time. Unless otherwise specified, all references in this Agreement to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 2	Loan Commitments.

2.1 Initial Term Loan. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to make, and shall make, a single advance Loan on a non-revolving basis to Borrowers on the Closing Date, in an amount for such Lender equal to its Percentage Interest of the Initial Term Loan Commitment (the “Initial Term Loan”).

2.2 Additional Term Loans. Subject to the terms and conditions of this Agreement, from time to time after the Closing Date, Lenders may, but shall not be required to, make additional Loans to Borrowers (each, an “Additional Term Loan” and, collectively, the “Additional Term Loans”), up to an aggregate additional amount not to exceed the Additional Term Loan Commitment. Except as otherwise mutually agreed among Borrowers and Lenders, (a) Borrowers may request Additional Term Loans (i) in minimum increments of $250,000, and (ii) for the purpose of funding (A) Permitted Acquisitions and other growth initiatives and (B) repayments of the Sponsor Subordinated Debt, and (b) any Additional Term Loans will have terms, amortization and fees consistent with the Initial Term Loan. Any Additional Term Loan by Lenders shall be subject to the conditions set forth in Section 5.3.

2.3 Loan Procedure. Subject to compliance with Section 5 (or waiver by Lenders of any of the terms hereof), Borrowers may request:

(a) the Initial Term Loan by submitting a Loan Request to Lenders on or before the Closing Date; and

(b) any Additional Term Loan by submitting a Loan Request to Lenders at least ten (10) Business Days prior to the proposed Loan Date for such Additional Term Loan (or such shorter period as Agent may agree in its sole discretion), which Loan Request shall include a brief description of the proposed use of proceeds of such Additional Term Loan. Lenders shall evaluate such Loan Request and the proposed use of proceeds and respond, in their sole discretion, with their proposed terms and conditions of such Additional Term Loan, if any.

2.4 Permitted Prepayment of the Term Loan.

(a) Borrowers may voluntarily prepay any or all of the Term Loan Principal Debt from time to time as set out below:

(i) Lenders must receive Borrowers’ written or telephonic prepayment notice by 10:00 a.m. on the second (2nd) Business Day before the date of the proposed prepayment;

(ii) Borrowers’ prepayment notice shall specify the prepayment date; and

(iii) Concurrently with (and as a condition precedent to) any and all prepayments of the Term Loan Principal Debt, Borrowers shall pay in full all accrued and unpaid interest on the Term Loan.

(b) Concurrently with (and in addition to) any and all payments of the Term Loan Principal Debt that are funded on or prior to the third anniversary of the Closing Date other than (x) Annual Excess Cash Flow Prepayments, (y) required quarterly amortization payments pursuant to Section 3.2(b), and (z) as set forth in Sections 3.7 and 3.8, Borrowers shall pay to Lenders a premium in cash, as follows:

(i) three percent (3.00%) of the amount of Term Loan Principal Debt paid if such prepayment occurs prior to the first anniversary of the Closing Date;

(ii) two percent (2.00%) of the amount of Term Loan Principal Debt paid if such prepayment occurs on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date; or

(iii) one percent (1.00%) of the amount of Term Loan Principal Debt paid if such prepayment occurs on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date.

Loan Parties acknowledge and agree that the foregoing prepayment premiums shall be made regardless of whether the applicable prepayment was made voluntarily or involuntarily, or before or after acceleration of the Obligation, and regardless of whether the payment is made in connection with a Change of Control or Liquidity Event, as liquidated damages and compensation for the costs of making funds available under this

Agreement, and as a consequence of a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticability of determining actual damages resulting from such payment.

(c) From and after the third anniversary of the Closing Date, Borrowers may make optional prepayments of the Term Loan Principal Debt without premium or penalty, subject to subsection (a) above. Amounts repaid or prepaid in respect of the Term Notes may not be re-borrowed without the Required Lenders’ written consent.

(d) All prepayments of the Term Loan Principal Debt pursuant to this Section 2.4 shall be applied to reduce the Term Loan Principal Debt in the reverse order of maturity, beginning with the Term Loan Principal Debt due at the Maturity Date.

2.5 Mandatory Repayments and Prepayments.

(a) Excess Cash Flow Sweep.

(i) Borrowers shall make mandatory prepayments of the Principal Debt (not subject to any prepayment penalty or premium) on an annual basis (each, an “Annual Excess Cash Flow Prepayment”) in an amount equal to fifty percent (50%) of Loan Parties’ Excess Cash Flow for each Excess Cash Flow Period; provided, that the Annual Excess Cash Flow Prepayment shall be in an amount equal to twenty-five percent (25%) of Excess Cash Flow if the Senior Debt to EBITDA Ratio as of the last day of such Excess Cash Flow Period is equal to or less than 1.00 to 1.00.

(ii) The amount of each Annual Excess Cash Flow Prepayment shall be calculated promptly following completion of Loan Parties’ certified annual financial statements provided to Lenders pursuant to Section 8.1(a) with respect to Loan Parties’ fiscal year ending on the last day of the applicable Excess Cash Flow Period, and Borrowers shall fund such Annual Excess Cash Flow Prepayment, if any, to Lenders no later than twenty (20) days following delivery of such certified annual financial statements to Lenders; provided, that if such certified annual financial statements are not available within 150 days after the last day of such fiscal year, then such Annual Excess Cash Flow Prepayment shall be calculated based on the Loan Parties’ internal financial statements for such fiscal year and Borrowers shall fund the Annual Excess Cash Flow Prepayment to Lenders no later than the 150th day after the last day of such fiscal year; provided, further, that Borrowers shall fund the amount of any deficiency, if applicable, in the amount of such Annual Excess Cash Flow Prepayment promptly upon receipt of the certified annual financial statements for such fiscal year, and any excess amount, if applicable, shall be promptly returned to Borrowers.

(iii) All Annual Excess Cash Flow Prepayments shall be applied to reduce the Term Loan Principal Debt in the reverse order of maturity, beginning with the Term Loan Principal Debt due at the Maturity Date.

(b) Mandatory Prepayments of Proceeds. At Required Lenders’ election, the following amounts may either be applied to the Obligation in accordance with Section 3.3 or retained by the applicable Loan Party:

(i) [Intentionally Omitted];

(ii) all Net Proceeds from the sale, assignment, disposition or other transfer of any asset by any Loan Party to a Person that is not an Affiliate (including any Equity Securities held by such Loan Party) whether or not permitted by Section 9.9 (other than dispositions permitted under Section 9.9(a), (b), (c) or (d)), provided, that notwithstanding the foregoing and provided no Default has occurred and is continuing, such prepayment shall not be required to the extent (A) such Net Proceeds do not exceed $500,000 and (B) the Loan Parties reinvest such Net Proceeds in productive assets of a kind used or usable in the business of the Loan Parties (including, without limitation, equipment and assets used or usable in such business and Permitted Acquisitions), within one hundred eighty (180) days after the date such Net Proceeds are received by such Loan Party or enter into a binding commitment therefor within said one hundred eighty (180) day period and subsequently make such reinvestment within 270 days after the date such Net Proceeds are received by such Loan Party;

(iii) all Insurance Proceeds and Eminent Domain Proceeds that relate to any Loan Party’s assets and that Lenders are entitled to receive under Section 8.12 (other than Insurance Proceeds used to restore or replace assets of any Loan Party as permitted under Section 8.12(c));

(iv) all Net Proceeds of the issuance of Equity Securities by any Loan Party (other than to the extent such Net Proceeds are used solely to fund Permitted Acquisitions); and

(v) 100% of the proceeds of any of the following received by the Loan Parties: (A) judgments, settlements or other consideration of any kind in connection with any cause of action and (B) indemnity payments, provided, that notwithstanding the foregoing and provided no Default has occurred and is continuing, such prepayment shall not be required to the extent the Loan Parties reinvest the proceeds of such indemnity payments in productive assets of a kind used or usable in the business of the Loan Parties (including, without limitation, equipment and assets used or usable in such business and Permitted Acquisitions), within one hundred eighty (180) days after the date such proceeds are received by such Loan Party or enter into a binding commitment therefor within said one hundred eighty (180) day period and subsequently make such reinvestment within 270 days after the date such proceeds are received by such Loan Party; provided, further, that as long as no Default has occurred and is existing, proceeds from indemnity payments received by Holdings pursuant to the Merger Agreement may be retained by Holdings and not be subject to this Section 2.5(b) if and to the extent such indemnity payments are not made in respect of claims based upon or relating to the assets, properties or liabilities of the Borrowers.

All mandatory prepayments pursuant to this Section 2.5(b) shall be applied to reduce the Term Loan Principal Debt in the reverse order of maturity, beginning with the Term Loan Principal Debt due at the Maturity Date.

To the extent that any of the proceeds set forth above are paid to or received by a Guarantor, the Loan Parties covenant and agree to cause such proceeds to be paid or contributed to the Borrowers so that the Borrowers can make the mandatory prepayments required under this Section 2.5(b).

(c) Amounts repaid or prepaid in respect of the Term Notes may not be re-borrowed without the Required Lenders’ written consent.

2.6 Joint and Several Obligations.

(a) The Loans and the rest of the Obligation arising under this Agreement and the other Loan Documents shall constitute the joint and several obligations of the Loan Parties secured, until their final maturity and Payment in Full, by all of the Collateral. Notwithstanding the foregoing, at the time the Obligation is Paid in Full, Agent shall, at Loan Parties’ sole cost and expense, take any and all actions reasonably necessary and requested by the Loan Parties to release Agent’s security interest in and to the Collateral.

(b) Each Loan Party acknowledges that: (i) the business operations of the Loan Parties are interrelated and complement one another, and that such entities have a common business purpose, (ii) to permit their uninterrupted and continuous operations, the Loan Parties now require the funds from Lenders as set forth in the Loan Documents, and (iii) each Loan Party has determined that the execution, delivery and performance of this Agreement and any other Loan Documents to which such Loan Party is a party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in the best interest of such Loan Party. Each Loan Party waives all suretyship defenses. Each Loan Party agrees if such Loan Party’s joint and several liability hereunder, or if any Liens securing such joint and several liability, would, but for the application of this Section 2.6(b), be unenforceable under applicable law, such joint and several liability and each such Lien shall be valid and enforceable to the maximum extent that would not cause such joint and several liability or such Lien to be unenforceable under applicable law, and such joint and several liability and such Lien shall be deemed to have been automatically amended accordingly at all relevant times. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

Section 3	Terms Of Payment.

3.1 Notes and Payments Generally.

(a) Borrowers’ Debt under the Loans shall be evidenced by the Notes. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grids attached to the Notes (or on any continuation of such grids or, at each Lender’s option, in its records), which notations, if made, shall evidence, inter alia, the date of and the outstanding principal balance of the portion of the Loan(s) evidenced thereby. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any obligations of any Borrower.

(b) Except as otherwise required by applicable Law, Borrowers must make each payment on the Obligation, without offset, counterclaim or deduction, free and clear of all Taxes (other than Taxes imposed on the net income of Lenders or franchise Taxes) and without any withholding, restriction or condition imposed by any Governmental Authority to Lenders’ designated depositary accounts or to Lenders’ designated principal offices, in funds that will be available for immediate use by Lenders by 11:00 a.m. on the day due. If any Loan Party is required by applicable Law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender receives an amount equal to the sum it would have received had no such deductions been made. The Loan Parties will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, value added or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement or any other Loan Document that are or would be applicable to the Lenders (“Other Taxes”). Payments received after the time noted in the first sentence of this subsection (b) will be deemed received on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a date other than a Business Day, such payment shall be made on the immediately preceding Business Day.

(c) The Loan Parties jointly and severally agree to indemnify each Lender for the full amount of Taxes (other than Taxes imposed on the net income of Lenders or franchise Taxes) and Other Taxes paid by such Lender (including penalties, interest and reasonable expenses (including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto). A certificate as to the amount of such payment or liability prepared by such Lender shall be final conclusive and binding for all purposes, absent manifest error. Such indemnification shall be made within thirty (30) days after the date such Lender makes written demand therefor. The Loan Parties shall have the right to receive that portion of the amount of any refund or credit of any Taxes and Other Taxes a Lender receives or becomes entitled to receive for which any Loan Party has previously paid any additional amount or indemnified such Lender, net of all reasonable out-of-pocket expenses of such Lender in obtaining such refund or credit. Upon the Loan Parties’ request, the applicable Lender shall use its commercially reasonable efforts to make any such claim for any refund or credit of any Taxes or Other Taxes; provided, that the Loan Parties shall reimburse the Lender for any reasonable fees (including legal fees) and expenses incurred in connection with such claim.

(d) The payment obligations of Loan Parties under and with respect to the Loans and all other Obligations arising under this Agreement and the other Loan Documents are absolute and unconditional, without any right of rescission, setoff, counterclaim or defense for any reason against Lenders.

3.2 Loan Payments.

(a) Interest Payments. Beginning August 1, 2015 and continuing until the Principal Debt is paid in full, accrued interest on the Loans is due and payable monthly in arrears on the first day of each month.

(b) Mandatory Amortization of Term Loan. Beginning October 1, 2016, and continuing until the Term Loan Principal Debt is paid in full, Borrowers shall make payments of Term Loan Principal Debt on a quarterly basis (on the first day of each fiscal quarter of Borrowers – i.e., on each January 1, April 1, July 1 and October 1) in the following amounts, as applicable:

Quarterly Payment Date	Quarterly Amortization Amount	Percentage of Term Loan Commitment
October 1, 2016 through July 1, 2017	$31,250.00 ($125,000.00 per annum)	2.50% per annum
Thereafter	$62,500.00 ($250,000.00 per annum)	5.00% per annum

Each of the foregoing quarterly amortization payments shall be proportionately increased upon the making of any Additional Term Loans (i.e., the amount of each quarterly amortization payment shall be increased by the aggregate initial principal amount of such Additional Term Loan multiplied by the percentage of the Initial Term Loan Commitment that is represented by the amount of the corresponding quarterly amortization amount set forth for the applicable quarterly payment date above).

(c) Payments at Maturity. All outstanding Principal Debt and all accrued and unpaid interest with respect to the Loans are due and payable on the Maturity Date.

(d) ACH Authorization Agreements. Loan Parties shall execute and deliver to each Lender an ACH Authorization Agreement and shall make, or cause to be made, all payments under this Section 3.2 when due by (i) ACH transfer or automatic debit from Loan Parties’ accounts into each Lender’s respective account as designated on attached Schedule 1 or such other account(s) as any Lender may designate in writing from time to time, or (ii) wire transfer to each Lender’s respective account as designated above, if such Lender requests Loan Parties to make such payments by wire transfer.

(e) Distribution to Lenders. Upon the Agent’s receipt of payments hereunder, the Agent shall immediately distribute to each Lender its ratable share, if any, of the amount of principal, interest, and fees received by it for the account of such Lender. Payments received by the Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 12.7, such funds shall be applied, first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

3.3 Order of Application.

(a) Except as set forth in the Security Documents with respect to any enforcement or collection action or any other exercise of remedies thereunder, all payments, permitted prepayments and mandatory prepayments required hereunder shall be applied as specified in this Agreement, and if not specified, such payments shall be applied:

(i) first, towards payment of fees, expenses, collection costs and other charges under the Loan Documents for which Lenders have not been paid or reimbursed;

(ii) second, toward payment of interest (including interest at the Default Rate) then due to Lenders, pro rata in proportion to the amount of accrued and unpaid interest owed to each Lender, until all such interest has been paid in full;

(iii) third, towards payment of the Principal Debt, pro rata in proportion to the amount of Principal Debt owed to each Lender, until the Principal Debt has been paid in full;

(iv) fourth, toward payment of each other Obligation, if any, until each such other Obligation has been Paid in Full; and

(v) finally, to pay to Borrowers, or as a court of competent jurisdiction may direct, any remaining amounts.

(b) Unless otherwise agreed to by Lenders, (i) any payment, repayment, permitted prepayment and mandatory prepayment under or with respect to the Loans shall be applied to the applicable Notes and each other Obligation of each Lender in proportion to the Percentage Interests of the Lenders, and (ii) any repayment or prepayment under or with respect to the Loans shall be applied to reduce the Borrowers’ applicable Term Loan Principal Debt repayment obligations in the reverse order of maturity, beginning with the Term Loan Principal Debt due at the Maturity Date.

3.4 Interest Rate.

(a) Interest Rate. Except as otherwise provided in this Agreement, the Principal Debt shall accrue interest at an annual rate equal to the lesser of (i) the LIBOR Rate plus seven percent (7.00%) per annum and (ii) the Maximum Rate.

(b) Changes in Maximum Rate. Each change in the Maximum Rate is effective as of the effective date of such change without notice to Loan Parties or any other Person.

3.5 Default Rate. To the extent permitted by Law (i) immediately upon the occurrence and during the continuation of a Default under Section 11.1 or Section 11.3 or (ii) upon the occurrence and during the continuation of any other Default, at the election of the Required Lenders (or the Agent at the direction of the Required Lenders), which election may be made effective retroactively to the date of the initial occurrence of such Default, the Principal Debt shall accrue interest, payable on demand, at an annual rate equal to the lesser of (a) three percent (3.00%) per annum plus the interest rate set forth in Section 3.4 and (b) the Maximum Rate (such interest rate, the “Default Rate”); provided, that, for purposes of calculating the Default Rate, any Default in the performance of any financial covenant set forth in this Agreement that is measured on the last day of any fiscal quarter shall be deemed to have occurred on the first day of the next succeeding fiscal quarter. Subject to Section 3.7, Lenders may, to the extent permitted by Law, in their sole discretion, add accrued and unpaid interest to the Principal Debt, after any Default in such payment in accordance with this Agreement, and such amount will accrue interest until paid at the applicable interest rate.

3.6 Interest Calculations. Interest on the Loans and all other amounts due under any Loan Document will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day) but computed as if each calendar year consisted of 360 days (unless such computation would result in an interest rate in excess of the Maximum Rate or interest in excess of the Maximum Amount, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Agent or Lenders are presumptively correct absent manifest error.

3.7 Maximum Rate. Regardless of any provision in any Loan Document, it is the intention of Loan Parties, Agent and Lenders that Lenders not (a) contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate or the Maximum Amount or (b) receive any unearned interest, in violation of any applicable Law. If any acceleration of the maturity of the Notes or any payment under the Loan Documents produces a rate in excess of the Maximum Rate, or if Lenders shall for any reason receive any such unearned interest, or if any transaction contemplated hereby or by any other Loan Document would otherwise be usurious under applicable Law, then (i) the aggregate of all interest under applicable usury laws that is contracted for, charged, taken, reserved, received or applied under this Agreement, or under any of the other Loan Documents or otherwise shall under no circumstances exceed the Maximum Amount, (ii) no Loan Party nor any other Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount, (iii) any excess or unearned interest shall be deemed to be and shall be treated as a partial prepayment or repayment of principal (not subject to any prepayment premium under Section 2.4) and any remaining excess or unearned interest will be refunded to Borrowers, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all applicable usury laws. In determining whether interest paid or payable exceeds the Maximum Rate or the Maximum Amount, Loan Parties, Agent and Lenders shall, to the maximum extent permitted under applicable Law (w) treat all Loans as a single extension of credit (Loan Parties, Agent and Lenders agree that such is the case), (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments or repayments and their effects, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation is Paid in Full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Rate or the Maximum Amount, Lenders shall refund any excess (and Lenders may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount). If the applicable Law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable Law, then the “Maximum Rate” shall be increased to the maximum rate of interest allowed by applicable Law as amended, which increase shall be effective hereunder on the effective date of such amendment, to the extent permitted by applicable Law.

3.8 Cost of Money Ceiling. If the “cost of money” (including interest and certain prepayment penalties and other consideration, as more fully defined in 13 C.F.R. §107.855) payable on the Loans is in excess of the maximum permissible rate (the “SBA Maximum Rate”) permitted under 13 C.F.R. §107.855, that is the greater of nineteen percent or the cost of money ceiling calculated pursuant to that section, then at the election of any Lender (a) any “cost of money” payable on the Loans in excess of that SBA Maximum Rate shall be treated as a repayment of principal (not subject to any prepayment premium under Section 2.4), (b) any remaining cost of money will be refunded to Borrowers, and (c) the provisions of this Agreement, the Notes and the other Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with 13 C.F.R. §107.855.

Section 4	Fees and Expenses.

4.1 Treatment of Fees and Expenses. To the extent permitted by Law, the fees and expenses described in this Section 4 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) are payable in accordance with Section 3.1(b), (d) are non-refundable, (e) accrue interest, if not paid when due resulting in a Default, at the Default Rate, and (f) are calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate or interest in excess of the Maximum Amount, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be); provided, that the fees described in this Section 4 are in all events subject to the provisions of Sections 3.7 and 3.8.

4.2 Structuring and Closing Fees.

(a) Initial Term Loan. On the Closing Date, Borrowers shall pay to Lenders (i) a structuring fee with respect to the Initial Term Loan in an amount equal to $50,000, which is equal to 1.00% of the Initial Term Loan Commitment, and (ii) a closing fee with respect to the Initial Term Loan in an amount equal to $75,000, which is equal to 1.50% of the Initial Term Loan Commitment.

(b) Additional Term Loans. On the Loan Date for any Additional Term Loan, Borrowers shall pay to Lenders (i) a structuring fee with respect to such Additional Term Loan in an amount equal to 1.00% of such Additional Term Loan, and (ii) a closing fee with respect to such Additional Term Loan in an amount equal to 1.50% of such Additional Term Loan.

(c) Other Fees and Expenses. On the date of each advance of a Loan to Borrowers, Loan Parties shall pay in cash to Lenders any other fees and expenses provided for in Section 8.11 hereof.

(d) Payment. The fees and expenses payable by Loan Parties to Lenders under this Section 4.2 shall be paid in cash or netted against the proceeds of the Loans, at the sole discretion of Lenders. Notwithstanding the foregoing, the Lenders, in their sole discretion, may elect to fund the Loans with original issue discount in lieu of the structuring and closing fees payable by Borrowers to Lenders under subsections (a) and (b) above

Section 5	Conditions Precedent.

5.1 To Closing. This Agreement will become effective once all parties have executed and delivered this Agreement.

5.2 To Initial Term Loan. The obligation of Lenders to make the Initial Term Loan on the Closing Date pursuant to Section 2.1 is, in addition to the conditions precedent specified in Section 5.1, subject to the following conditions precedent, each of which shall be satisfactory in all respects to Agent and Lenders:

(a) Lenders have received all of the following items, each fully executed and in Proper Form:

(i) this Agreement;

(ii) the Deerpath Initial Term Note;

(iii) the Security Agreement;

(iv) the Pledge Agreement

(v) the Sponsor Subordinated Debt Subordination Agreement;

(vi) the Sponsor Reimbursement Subordination Agreement;

(vii) the Loan Request for the Initial Term Loan;

(viii) the Small Business Side Letter;

(ix) the Flow of Funds Memo;

(x) the ACH Authorization Agreement in favor of Deerpath;

(xi) unaudited consolidated financial statements for the Company and its Subsidiaries for their fiscal year ended December 31, 2014;

(xii) evidence satisfactory to Agent and Lenders that:

(A) Loan Parties’ trailing 12-month EBITDA is greater than or equal to $2,800,000 as of the Closing Date, and reasonable basis for projected adjusted cash EBITDA of $2,900,000 for the fiscal year ending December 31, 2015; and

(B) Loan Parties have aggregate cash on hand of $250,000 as of the Closing;

(xiii) executed payoff letter in Proper Form with respect to the payment in full by Loan Parties of all of the Avidbank Existing Debt in accordance with the terms and conditions of the Avidbank Existing Credit Agreement, and evidence satisfactory to Agent and Lenders that at the Closing all Avidbank Existing Debt shall be paid in full in cash and all Liens securing the Avidbank Existing Debt shall be terminated and released (the “Refinancing”);

(xiv) a certificate of the secretary of each Loan Party, certifying as to its certificate of formation or other applicable charter document and the operating agreement or bylaws, as applicable, of such Loan Party, the incumbency of its officers executing Loan Documents and their specimen signatures and resolutions adopted by its board of directors authorizing the Loan Documents to which it is a party at the Closing; and

(xv) SBA Forms 480, 652 and 1031, together with a written certification from Loan Parties regarding their intended use of the proceeds of the Loans.

(b) Lenders have received each of the following in Proper Form:

(i) UCC-1 Financing Statements with respect to the Collateral referenced in the Security Documents;

(ii) Lien search reports from the state and county UCC records, tax lien records, bankruptcy records for each of the jurisdictions where any Loan Party is organized or authorized to do business or does business, which show no Liens on the Collateral other than Permitted Liens;

(iii) Certificates of Existence and Good Standing for each Loan Party from each of the jurisdictions where such Loan Party is organized or authorized to do business;

(iv) endorsements in Proper Form to Loan Parties’ insurance policies as Agent may reasonably require to ensure Loan Parties’ compliance with Section 8.8;

(v) appropriate collateral filings with respect to registered intellectual property; and

(vi) all certificates representing the Equity Securities of the Borrowers and the Company required to be pledged pursuant to the Pledge Agreement, together with appropriate security transfer powers duly executed in blank for all such Equity Securities.

(c) Each of the following has been completed, satisfied, or is true and correct as of the Closing Date, as applicable:

(i) at the sole discretion of Lenders, completion of Lenders’ due diligence regarding the Loan Parties and the Transactions, as well as the following with respect to each Loan Party: Litigation, Taxes, accounting, labor, insurance, pension liabilities, real estate leases, material contracts, Debt agreements, property ownership, and contingent liabilities, the results of which are satisfactory to Lenders in their sole discretion;

(ii) all of the representations and warranties of the Loan Parties in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date, in which case they shall be true and correct in all material respects as of such specific date);

(iii) no Material Adverse Event exists;

(iv) no material Litigation exists;

(v) no Default exists; and

(vi) Loan Parties have paid the fees under Section 4.2 and the fees and expenses under Section 8.11.

5.3 To Additional Term Loans. In addition to the conditions precedent specified in Section 5.1, the obligation of Lenders to make any Additional Term Loan pursuant to Section 2.2 shall be subject to (i) Lenders’ approval of such Additional Term Loan in their sole discretion, which approval may be withheld by Lenders for any reason or for no reason, and (ii) the following terms and conditions precedent, each of which shall be satisfactory in all respects to Agent and Lenders:

(a) Such Additional Term Loan shall be of a principal amount (i) not less than $250,000 and (ii) not to exceed an amount equal to the Additional Term Loan Commitment minus the aggregate principal amount of all Additional Term Loans made by Lenders prior to the proposed Loan Date.

(b) Lenders have received all of the following items, each fully executed and in Proper Form:

(i) the Loan Request for such Additional Term Loan; and

(ii) a certificate of the secretary of each Loan Party, certifying as to its certificate of formation or other applicable charter document and the operating agreement or bylaws, as applicable, of such Loan Party, the incumbency of its officers executing Loan Documents on such Loan Date and their specimen signatures and resolutions adopted by its board of directors authorizing the Additional Term Loan.

(c) Lenders have received, if requested, each of the following in Proper Form:

(i) Lien search reports from the state and county UCC records, tax lien records, bankruptcy records for each of the jurisdictions where any Loan Party is organized or authorized to do business or does business, which shows no Liens on the Collateral other than Permitted Liens;

(ii) Certificates of Existence and Good Standing for each Loan Party from each of the jurisdictions where such Loan Party is organized or authorized to do business;

(iii) Certificates of Insurance or other proof, satisfactory to Lenders, that the Loan Parties have the insurance coverage required by Section 8.8.

(d) Each of the following has been completed, satisfied, or is true and correct as of the applicable Loan Date:

(i) all of the representations and warranties of the Loan Parties in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date, in which case they are true and correct in all material respects as of such specific date), after giving effect to any updates or supplements to the Schedules delivered by Loan Parties to Agent in writing prior to such Loan Date;

(ii) no Material Adverse Event exists;

(iii) no Litigation is pending against the Loan Parties which, if adversely determined, would reasonably be expected to result in a Material Adverse Event;

(iv) no Default or Potential Default exists; and

(v) Loan Parties have paid the fees under Section 4.2 and the fees and expenses under Section 8.11.

5.4 No Waiver. Agent may provide a written waiver of each condition precedent under this Agreement.

Section 6	Security.

6.1 Collateral; After-Acquired Property.

(a) The complete payment and performance of the Obligation shall be secured by all of the items and types of property of each Loan Party (collectively, the “Collateral”) described as collateral or otherwise secured in the Security Documents, including, without limitation, (i) all personal property, real property interests (including all ownership, leasehold, mineral or other interests), equity interests, accounts receivable, notes receivable, accounts, contracts, intellectual property, general intangibles, inventory, equipment and after-acquired property of each Loan Party, and (ii) all Equity Securities of any Person owned by each Loan Party, including, but not limited to, the Equity Securities pledged pursuant to the Pledge Agreement, in each case, subject to the terms of the Security Documents. Each Loan Party shall execute all applicable Security Documents necessary to perfect Agent’s Liens in all of the Collateral it owns.

(b) Within fifteen (15) days after any Loan Party creates any Subsidiary or acquires any Equity Securities of any Person after the Closing Date (or such longer period as Agent may agree in its sole discretion), such Loan Party shall grant a security interest in and pledge to Agent (for the ratable benefit of the Lenders), pursuant to a pledge agreement in Proper Form and consistent with the Pledge Agreement, one hundred percent (100%) of its ownership in the Equity Securities of such Person.

(c) Each Loan Party shall notify Agent within ten (10) Business Days after such Loan Party’s acquisition or purchase of any ownership, leasehold, mineral or other interest in any real property after the Closing Date (or such longer period as Agent may agree in its sole discretion), and, upon Agent’s request, such Loan Party shall execute, deliver, record and file any Deed of Trust, Landlord Subordination of Lien (and shall cause the applicable landlord to execute any such Landlord Subordination of Lien) and/or any other instruments or documents (in Proper Form) that are reasonably necessary to provide Agent (for the ratable benefit of the Lenders) a first priority Lien on such real property interest. The Loan Parties acknowledge that the execution of such Deeds of Trust, Landlord Subordinations of Liens and other instruments and documents is a part of the bargained-for exchange between Lenders and the Loan Parties and constitutes a part of the consideration for the Loans.

(d) No later than (i) with respect to any deposit account (other than an Excluded Account) opened or acquired by any Loan Party within seventy (70) days following the Closing Date, ninety (90) days after the Closing Date and (ii) with respect to any deposit account (other than an Excluded Account) opened or acquired by any Loan Party at any time after the seventieth (70th) day following the Closing Date, no later than twenty (20) days after such Loan Party opens or acquires such deposit account (or, in each case, such longer period as Agent may agree in its sole discretion), such Loan Party shall execute and deliver to Agent (for the ratable benefit of the Lenders) a Deposit Account Control Agreement in Proper Form with respect to such deposit account.

(e) Each Loan Party shall notify Agent within ten (10) Business Days (or such longer period as Agent may agree in its sole discretion) after such Loan Party enters into any contract or other arrangement with any Person that provides for such Person to obtain or maintain possession of any of such Loan Party’s inventory at a location that is not included in the real property interests of the Loan Parties, and, upon Agent’s request, such Loan Party shall execute and deliver (and shall cause the applicable Person to execute and deliver) such Lien waivers and access agreements as Agent reasonably deems necessary to permit Agent to obtain access to and possession of such inventory upon a Default.

6.2 Financing Statements. The Loan Parties hereby authorize Agent to execute or otherwise authenticate and file any financing statements, continuation statements, and termination statements recording Agent’s security interest in the Collateral, and the Loan Parties shall take such other actions as are reasonably requested by Agent relating to the Collateral, including, without limitation, initiating any Lien search reasonably required by Agent.

6.3 Priority. Except for Permitted Liens, Agent shall have a first priority Lien on the Collateral.

6.4 Preservation of Collateral. Following the occurrence of a Default, in addition to the rights and remedies set forth in Section 12 or any other Loan Document, the Agent may at any time take such steps as the Agent deems reasonably necessary to protect the Agent’s interest in and to preserve the Collateral. The Agent shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Loan Party’s owned real property. Each Loan Party shall cooperate fully with all of the Agent’s efforts to preserve the Collateral as permitted in the foregoing sentence and will take such actions to preserve the Collateral as the Agent may direct.

Section 7	Representations And Warranties.

Each Loan Party, jointly and severally, represents and warrants to Lenders on the Closing Date (after giving effect to the closing and effectiveness of the Transactions) and (ii) on each other Loan Date or other date (each, a “Bring-Down Date”) on which such representations and warranties are made, or deemed to be made, pursuant to any Loan Document (after giving effect to any updates or supplements to the Schedules delivered by Loan Parties to Agent in writing prior to such Bring-Down Date), as follows:

7.1 Existence, Good Standing, and Authority to do Business. Each Loan Party is a business entity validly existing and in good standing under the Laws of the jurisdiction of its organization, as set forth on Schedule 7.1. Each Loan Party is qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing, all of which jurisdictions as of the Closing Date are set forth on Schedule 7.1, except where a failure to do so is not a Material Adverse Event. Except where the failure to do so is not a Material Adverse Event, each Loan Party possesses all requisite entity authority, power, licenses, permits, and franchises (a) to own and operate its properties and assets and (b) to conduct its business as presently conducted and as presently planned to be conducted.

7.2 Subsidiaries; other Equity Interests. No Loan Party has any Subsidiaries or owns any Equity Securities of any Person except as set forth on Schedule 7.2. Schedule 7.2 lists the jurisdiction of organization of each such Subsidiary or other Person.

7.3 Authorization, Compliance, and No Default. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and each Loan Party’s performance of its obligations under the Loan Documents (a) are within its entity power, (b) have been duly authorized by all necessary entity action, (c) do not require any action or consent by, or filing with, any Governmental Authority or any action or consent by any other Person (other than any action taken, consent obtained or filing made on or before the Closing Date), (d) do not violate any provision of such Loan Party’s organizational documents, (e) do not violate in any material respect any provision of Law or any order of any Governmental Authority, in each case applicable to such Loan Party, (f) except as set forth on Schedule 7.3, do not violate, constitute a breach of, or require any consent or prior approval under, any loan agreement, credit agreement, promissory note, lease agreement or other material agreement to which it is a party, and (g) will not result in the creation or imposition of any Lien on any asset or property of any Loan Party other than Permitted Liens and Liens in favor of Agent.

7.4 Binding Effect. Assuming the due execution and delivery of the Agent and Lenders, each Loan Document (a) has been duly executed and delivered by each Loan Party which is a party to it, (b) constitutes the legal, valid and binding obligation of each Loan Party which is a party to it, and (c) is enforceable against each Loan Party which is a party to it in accordance with its respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

7.5 Litigation.

(a) Except as disclosed on Schedule 7.5(a), no Loan Party (i) is subject to any pending Litigation involving such Loan Party or any assets of such Loan Party, (ii) to the knowledge of the Loan Parties, is subject to threatened Litigation involving such Loan Party or any assets of such Loan Party which, if adversely determined, would reasonably be likely to result in a Material Adverse Event, or (iii) is subject to any pending or, to the knowledge of the Loan Parties, asserted or threatened claims for liability arising out of products sold or services rendered on or prior to the Closing Date.

(b) Except as disclosed on Schedule 7.5(b), there are no material outstanding judgments, orders, injunctions, decrees, citations, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against any Loan Party or pertaining to any assets of any Loan Party.

7.6 Taxes. All income Tax returns and other material Tax returns required to be filed by each Loan Party have been filed (or extensions have been granted) before delinquency, and all income Taxes and other material Taxes imposed upon any Loan Party that are due and payable have been paid before delinquency, other than Taxes disclosed on Schedule 7.6, which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made.

7.7 Environmental Matters. Except as disclosed on Schedule 7.7, no Loan Party has any environmental condition or circumstance adversely affecting its assets, properties, or operations that could reasonably be expected to result in a Material Adverse Event. Except as disclosed on Schedule 7.7 (other than correspondence, notices and reports given and received (i) in the ordinary course of business in respect of environmental matters previously disclosed on Schedule 7.7, and (ii) in respect of procedural matters relating to the periodic renewal of, and application for, Environmental Permits), (a) no Loan Party has received written notice or report of any violation of any Environmental and Safety Law that remains pending or unresolved, and (b) no Loan Party is otherwise subject to any liability for any violation under any Environmental and Safety Law that remains pending or unresolved. For each Loan Party, each Environmental Permit necessary to conduct its operations is currently in effect, and such Loan Party’s conduct of its operations is in compliance in all material respects with the terms and restrictions of each such Environmental Permit. No Loan Party knows or has received written notice that any such Environmental Permit has been terminated. To the Loan Parties’ knowledge, no facility of any Loan Party is or has been used for, storage, treatment, or disposal of any Hazardous Substance in violation of any applicable Environmental and Safety Law, other than violations that individually or collectively would not constitute a Material Adverse Event.

7.8 Ownership of Assets; Intellectual Property. Except as disclosed on Schedule 7.8, no Loan Party has any ownership, leasehold or other interest in any real property. Each Loan Party has (a) indefeasible title to its owned real property, if any, (b) a vested leasehold interest in all of its leased real property, and (c) good and marketable title to all of its personal property, all as reflected on the Current Financials (except for property that has been disposed of as permitted by Section 9.9). All assets material to the Loan Parties’ operations are owned by a Loan Party or are leased or licensed from a Person which is not an Affiliate of any Loan Party, other than as disclosed on Schedule 7.18. Each Loan Party owns or has the right to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade names, software licenses and other intellectual property rights necessary to continue to conduct its businesses as presently conducted by it and as proposed to be conducted by it immediately after the Closing Date. Each Loan Party is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of any other Person, other than any infringements or claims that, if successfully asserted against or determined adversely to such Loan Party, would not, individually or collectively, constitute a Material Adverse Event. To the knowledge of the Loan Parties, no infringement or claim of infringement by any other Person of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property of any Loan Party exists.

7.9 Debt. No Loan Party is an obligor on any Debt other than Permitted Debt.

7.10 Liens. No Lien exists on any asset of any Loan Party other than Permitted Liens.

7.11 Insurance. Schedule 7.11 contains a list of all of the insurance policies covering the assets, businesses, operations, product liability, employees, officers, managers and directors of the Loan Parties. The Loan Parties maintain insurance concerning each Loan Party’s assets, businesses, operations, product liability, employees, officers, managers and directors, against such damages, losses, casualties, liabilities and contingencies and of the types and in the amounts (and with co-insurance and deductibles) as are reasonable and customary for the Loan Parties’ businesses. The Loan Parties are not delinquent on any premium payments for or in respect of its insurance policies, and the Loan Parties are not otherwise in breach or default under such insurance policies, except as would not reasonably be expected to result in a Material Adverse Event.

7.12 Full Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projections and financial information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material.

7.13 Place of Business. The location of each principal executive office or other material place of business of each Loan Party is set out on Schedule 7.13. The books and records of each Loan Party concerning accounts and accounts receivable are located at one or more of the locations set forth on Schedule 7.13. All of each Loan Party’s inventory (other than inventory on consignment or in transit) is in its possession and, together with its other material assets, are located (until disposed of in the ordinary course of business), either (a) at one or more of the locations set out on Schedule 7.13 or (b) at one or more locations of another Person that holds such inventory in its possession under the terms of a contract with a Loan Party; provided, that such Person and each of such locations are listed on Schedule 7.13.

7.14 Use of Proceeds. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates any Law, including without limitation, the provisions of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

7.15 Employee Benefits.

(a) Schedule 7.15(a) contains a list of all of the Loan Parties’ Employee Plans. Except as would not reasonably be expected to result in a Material Adverse Event, in respect of the Employee Plans, (i) the Loan Parties are in compliance with ERISA and the terms and conditions of each Employee Plan, (ii) no Employee Plan has incurred an “accumulated funding deficiency” (as defined in section 302 of ERISA or section 412 of the Tax Code), (iii) no Loan Party has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid), (iv) no Loan Party has withdrawn in whole or in part from participation in a “multiemployer plan” (as defined in Section 3(37) of ERISA), (v) no Loan Party has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or section 4975 of the Tax Code), and (vi) no “reportable event” (as defined in Section 4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations.

(b) All payments due from any Loan Party for employee health and welfare insurance have been paid or accrued as a liability in its Current Financials, other than any nonpayments that are not, individually or collectively, a Material Adverse Event.

7.16 Laws Relating to Employment.

(a) [Intentionally Omitted].

(b) Except as disclosed on Schedule 7.16, the Loan Parties and their respective facilities, businesses, operations, assets and property have been in compliance in all material respects for the past three (3) years and are currently in compliance in all material respects with all applicable Laws and Orders regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, affirmative action, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closing, family and medical leave and workers compensation, including but not limited to the Immigration Reform and Control Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Federal Occupational Safety and Health Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act of 1988, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the labor codes promulgated by the States and regulations promulgated thereunder and any other federal or state statute, ordinance or regulation governing, touching upon or concerning the employment relationship, in each case as amended and in effect as of the Closing Date. The Loan Parties have not engaged at any time during the past three (3) years, and are currently not engaging, in any unfair labor practice, except as would not result in a Material Adverse Event.

(c) The Loan Parties are and have for the past three (3) years been in compliance in all material respects with all applicable Immigration Laws. The Loan Parties’ employees and contractors have verified their legal right to work in the United States of America through Form I-9s or similar documents consistent with applicable Immigration Laws.

7.17 Trade Names. No Loan Party has used or transacted business under any other corporate or trade name in the five-year period preceding the Closing Date, except as disclosed on Schedule 7.17. Schedule 7.17 includes the names of all Persons with which any Loan Party has merged or consolidated, or from which any Loan Party has acquired all or substantially all of such Person’s assets, in each case in the five-year period preceding the Closing Date.

7.18 Transactions with Affiliates.

(a) Except as disclosed on Schedule 7.18(a), no Loan Party is a party to any material contract, agreement, arrangement or transaction, whether written or oral, with any of the following: (i) any director, manager, officer or key employee of a Loan Party, (ii) any spouse or immediate family member or Affiliate of any of its directors, managers, officers or key employees, (iii) any Equityholder of a Loan Party or any Affiliate of an Equityholder of a Loan Party or (iv) to the Loan Parties’ knowledge, any limited partner or investor in Sponsor or any of its Affiliates, or any Affiliate of any such limited partner or investor, other than (A) any written employment, noncompetition and confidentiality agreements disclosed on Schedule 7.25, (B) at-will employment arrangements with employees who are not related (by blood or marriage) to any director, manager, officer or key employee of a Loan Party, (C) any partnership agreement, company agreement, operating agreement, shareholders agreement or other similar governing agreement for such Loan Party, an executed copy of which has been provided to Lenders prior to the Closing Date, (D) the Sponsor Reimbursement Agreement and (E) the Sponsor Subordinated Debt Documents.

(b) Except as disclosed on Schedule 7.18(b), each contract, agreement, arrangement or transaction listed on Schedule 7.18(a) was entered into in the ordinary course of business and upon fair and reasonable terms not materially less favorable than the applicable Loan Party could obtain or could become entitled to in an arm’s-length transaction with a Person that was not (i) one of its Affiliates, directors, managers, officers or key employees or one of their spouses or immediate family members or Affiliates or (ii) to the Loan Parties’ knowledge, a limited partner or investor in Sponsor or any of its Affiliates, or an Affiliate of any such limited partner or investor.

(c) For purposes of this Section 7.18, a contract, agreement, arrangement or transaction is “material” if it requires any Loan Party to pay or provide products or services of more than $25,000 during the term of the governing agreement.

7.19 Government Regulation.

(a) No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

(b) No Loan Party is subject to regulation as a “common carrier” or “contract carrier” or any similar classification by the Interstate Commerce Commission or under the laws of any state, or is subject to regulation under any other federal, state or local statute which limits its ability to incur Debt.

(c) Each Loan Party acknowledges that Deerpath is a federally licensed SBIC and is subject to the SBIC Regulations. Borrowers, together with their “affiliates” (as defined in 13 CFR § 121.103), are a “small business concern” within the meaning of the SBIC Regulations. The information set forth in SBA Forms 480, 652 and Section A of Form 1031 regarding Loan Parties, which have been prepared with information provided by Loan Parties, is accurate and complete. Loan Parties do not presently engage in any activities for which an SBIC is prohibited from providing funds by the SBIC Regulations.

At least fifty-one percent (51%) of the employees of Loan Parties are located within the United States and at least fifty-one percent (51%) of the tangible assets of Loan Parties are located within the United States. The proceeds of the Loans are intended for use and shall only be used for specific domestic purposes within the United States including, for example, payroll for employees located within the United States or acquiring assets for use solely within the United States, and no portion of such proceeds shall be used, directly or indirectly: (i) to purchase stock in or provide capital to an SBIC; (ii) to acquire farm land; or (iii) for any purpose contrary to the public interest, including activities which are in violation of Law or inconsistent with free competitive enterprise.

7.20 Capitalization.

(a) Schedule 7.20(a) accurately and completely lists the owners of all outstanding Equity Securities of each Loan Party, including options and other equity equivalents of each Loan Party as of (and after giving effect to) the Closing, together with the amount and percentage of such class of Equity Securities held by each such owner. All of the outstanding Equity Securities of each Loan Party are validly authorized and issued, free and clear of any and all Liens (other than Permitted Liens and Liens in favor of Agent pursuant to the Security Documents) and, with respect to shares of capital stock of a Loan Party, are fully paid and nonassessable.

(b) Except as set forth on Schedule 7.20(b): (i) there are no outstanding Equity Securities, securities, rights, warrants or options convertible or exchangeable into or exercisable for any shares of capital stock or other Equity Securities, stock appreciation rights or phantom stock of any Loan Party, other than as identified on Schedule 7.20(a); (ii) no Loan Party is under any obligation, contingent or otherwise, to (A) redeem or otherwise acquire any shares of its capital stock or other Equity Securities or any securities, rights or options to acquire such capital stock, Equity Securities, stock appreciation rights or phantom stock or (B) make any capital contributions to, or investments in, any Person, and (iii) there are no agreements (other than any applicable Loan Documents) between any Persons, Equityholders, or managers or directors of any Loan Party with respect to the voting or transfer of any Equity Securities of any Loan Party owned or controlled by such parties or with respect to any other aspect of their affairs concerning any Loan Party.

(c) Except as set forth on Schedule 7.20(c), (i) there are no statutory or contractual Equityholders’ preemptive rights with respect to the Equity Securities of any Loan Party, (ii) no Loan Party has violated in any material respect any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Equity Securities, except as would not result in a Material Adverse Event, and (iii) there are no agreements granting registration rights to any Person with respect to any Equity Securities of any Loan Party.

(d) [Intentionally Omitted].

(e) Except as set forth on Schedule 7.20(e), no Equity Securities of any Loan Party that are issued and outstanding, or are authorized but unissued, as of the Closing Date constitute Disqualified Stock.

7.21 Compliance with Laws. Each Loan Party has during the past three (3) years complied in all material respects with all applicable Laws and all applicable requirements of any Governmental Authority or self-regulatory organization. To the knowledge of the Loan Parties, no notices, citations, claims or orders have been filed or granted against any Loan Party alleging or finding violation of, or liability or responsibility under, any such Law which have not been heretofore settled.

7.22 Solvency. The Loan Parties on a consolidated basis are Solvent prior to, and after giving effect to, the transactions contemplated hereby.

7.23 Financials.

(a) The following financial statements have been made available to the Agent on or prior to the date hereof: (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012, 2013 and 2014, and the related audited consolidated statements of income, cash flows and stockholders’ equity for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2015, and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for the five (5) month period then ended (collectively, the “Financial Statements”).

(b) Except as set forth on Schedule 7.23(b), the Current Financials (i) were prepared on a basis consistent with the Accounting Practices, and (ii) present fairly in all material respects the consolidated financial position of the Loan Parties as of the dates thereof and the consolidated results of the Loan Parties’ operations for the periods then ended. Since December 31, 2014, the Loan Parties’ businesses have been operated in the ordinary course thereof consistent with past practices and no Material Adverse Event has occurred.

(c) Loan Parties have also delivered to Lenders certain projections of profits and losses (the “Projections”) of Loan Parties’ consolidated profit and loss statement for fiscal years 2011 through 2018. The Projections represent reasonable estimates of Loan Parties’ future consolidated financial performance for the periods set forth therein, and Loan Parties believe such estimates are fair and reasonable in light of the current conditions; provided, however, that Lenders and Agent acknowledge and agree that such Projections are estimates only and that actual financial performance may vary materially from that set forth in such Projections.

7.24 Intentionally Omitted.

7.25 Employee Matters. Except as set forth on Schedule 7.25(b):

(a) no senior executive officer of any Loan Party has within the ninety (90) day period prior to the Closing Date advised a Loan Party (orally or in writing) that he or she intends to terminate employment with such Loan Party;

(b) no Loan Party is a party to any collective bargaining agreement, and, to the knowledge of the Loan Parties, there is no organizational effort presently being made or threatened by or on behalf of any labor unions with respect to employees of any Loan Party;

(c) to the knowledge of the Loan Parties, there is no unfair labor practice complaint against any Loan Party pending before the National Labor Relations Board; and

(d) there is no labor strike, dispute, slow down, walkout, work stoppage, representation campaign other concerted interruption of operations pending.

7.26 Anti-Terrorism Law Compliance. Each Loan Party, each Subsidiary of each Loan Party and, to the knowledge of each Loan Party, each Affiliate of such Loan Party is not in violation of any Anti-Terrorism Law or engaged in nor has it conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

Section 8	Affirmative Covenants.

Each Loan Party covenants jointly and severally that, for so long as the Payment in Full of the Obligation has not occurred, except with the prior written consent of Required Lenders:

8.1 Items to be Furnished. The Loan Parties shall cause the following to be furnished to Agent, for distribution to each Lender at its respective principal office, as designated by each Lender to Agent and Loan Parties from time to time:

(a) Promptly after preparation, and no later than one hundred twenty (120) days after the last day of each fiscal year of the Loan Parties (provided, that, for the fiscal year ending December 31, 2015, the delivery date shall be one hundred eighty (180) days after the last day of such fiscal year), audited financial statements (including statements of income, cash flows and Equityholders’ equity and a balance sheet) showing the consolidated financial condition and results of operations of the Loan Parties as of, and for the year ended on, that last day, accompanied by:

(i) the unqualified opinion of a firm of independent certified public accountants acceptable to Lenders (the “Accounting Firm”), based on an audit using generally accepted auditing standards, that the financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Loan Parties; and

(ii) a Compliance Certificate with respect to such financial statements certifying (A) as to the Loan Parties’ compliance with the financial covenants set forth in Section 10 of this Agreement and (B) that such financial statements were prepared in accordance with the Accounting Practices (subject to normal year-end adjustments and the absence of footnote disclosures) and present fairly, in all material respects, the consolidated financial condition and results of operations of the Loan Parties.

(b) Promptly after preparation, and no later than thirty (30) days after the last day of each calendar month of the Loan Parties, internally-certified unaudited financial statements (including consolidated statements of income and cash flows and a balance sheet) showing the consolidated financial condition and results of operations of the Loan Parties as of, and for the month, year-to-date and, if applicable, quarter period ended on, that last day. The Loan Parties’ certificate included with the unaudited financial statements will, at a minimum, include a statement that such financial statements were prepared in accordance with the Accounting Practices (subject to normal year-end adjustments and the absence of footnote disclosures) and present fairly, in all material respects, the consolidated financial condition and results of operations of the Loan Parties.

(c) Promptly after preparation, and no later than thirty (30) days after the last day of each fiscal quarter of Loan Parties:

(i) a management discussion and analysis that includes a discussion and explanation of material variances among (A) the comparison of the Loan Parties’ actual operating results to budget for such fiscal quarter and for the year to date period then ended, (B) the comparison of the Loan Parties’ operating results for such fiscal quarter and for the year to date period then ended to the corresponding periods in the prior year and (C) a comparison of the Loan Parties’ operating results for such fiscal quarter to the immediately preceding fiscal quarter; and

(ii) a Compliance Certificate with respect to such financial statements certifying (A) as to the Loan Parties’ compliance with the financial covenants set forth in Section 10 of this Agreement, and (B) that such financial statements (I) were prepared on a basis consistent with the Accounting Practices (subject to normal year-end adjustments and the absence of footnote disclosures), and (II) present fairly, in all material respects, the consolidated financial condition and results of operations of the Loan Parties.

(d) Promptly after preparation, and no later than the last day of January of each year (assuming a fiscal year end of December 31), an annual operating plan (with a level of detail consistent with the Projections) for the Loan Parties on a consolidated basis, approved by the Board of Directors of the Company, for the current fiscal year (if delivered in January of such year), that (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes budgeted monthly balance sheets, income statements and statements of cash flows for such fiscal year, as well as comparisons of such items to the corresponding months in the prior fiscal year, and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities; provided, however, that with respect to fiscal year 2016, the operating plan shall be prepared consistent with the Loan Parties’ historical practices, and include monthly budgeted profit and loss (but not balance sheet) information only. Agent and Lenders acknowledge and agree that such projections are estimates only and that actual financial performance may vary materially from that set forth in such projections.

(e) Promptly after preparation, and no later than five (5) Business Days after the Loan Parties’ federal income tax return has been filed, copies of each federal income tax return (and Form K-1’s, if applicable) and to the extent reasonably requested by the Agent, related tax reporting information for each Loan Party for the applicable fiscal year.

(f) Promptly after receipt, a copy of each interim or special audit report and management letter issued by independent accountants with respect to any Loan Party or its financial records.

(g) Notice, promptly after any Loan Party receives notice of, or otherwise becomes aware of, (i) the institution of any Litigation involving any Loan Party which, if adversely determined, could reasonably be expected to result in a Material Adverse Event, (ii) any other event which could reasonably be expected to result in a Material Adverse Event, (iii) any violation by any Loan Party of ERISA or any Law with respect to an Employee Plan, where there is any reasonable likelihood of the imposition of liability on such Loan Party as a result thereof that could be reasonably expected to result in a Material Adverse Event, or (iv) any Default or Potential Default, specifying the nature thereof and what action, if any, each Loan Party has taken, is taking or proposes to take.

8.2 Books and Records. Each Loan Party shall maintain books, records, and accounts necessary to prepare the financial statements required by Section 8.1.

8.3 Inspections. Upon reasonable notice, each Loan Party shall allow Agent or any Lender (or its Representatives) during business hours or at other reasonable times acceptable to such Loan Party to inspect any of its properties, to review reports, files, books, accounts and other records, to make and take away copies, and, while at such properties, to discuss any such Loan Party’s affairs, conditions and finances with its directors, managers and officers then available, as long as Loan Parties are reasonably afforded the opportunity to accompany Agent or Lender (or its Representatives) in any such discussions, certified public accountants (subject to the confidentiality provisions of this Agreement); provided, however, that excluding any such inspections during the continuation of a Default, (a) only the Agent on behalf of the Lenders may exercise rights under this Section 8.3, and (b) the Agent shall not exercise such right more often than one (1) occasion per property per calendar year.

8.4 Taxes. Each Loan Party will promptly pay and discharge when due any and all of its income Taxes and other material Taxes, other than Taxes that are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made, and in respect of which levy and execution of any Lien are stayed. Each Loan Party will file all income Tax returns and other material Tax returns that it is required to file, and if any Loan Party becomes aware that it has failed to timely file any income Tax or other material Tax return, such Loan Party shall promptly file such Tax return and pay and discharge any delinquent Taxes associated therewith.

8.5 Payment of Obligations and Compliance with Contracts. Each Loan Party (i) will pay and perform all of the Obligation as the same becomes due and payable or enforceable and (ii) will promptly pay and perform (or renew and extend) all of its other material obligations in the ordinary course of business (unless such obligations are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made).

8.6 Indemnification.

(A) EACH LOAN PARTY AGREES, JOINTLY AND SEVERALLY, TO INDEMNIFY, DEFEND, AND HOLD HARMLESS EACH INDEMNIFIED PARTY (AS DEFINED HEREIN) FROM AND AGAINST (AND WILL REIMBURSE EACH INDEMNIFIED PARTY AS THE SAME ARE INCURRED) ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION

WITH ANY INVESTIGATION, LITIGATION OR PROCEEDING OR PREPARATION OF A DEFENSE IN CONNECTION THEREWITH) (I) THE LOANS, THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY THE LOAN DOCUMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (II) THE REFINANCING AND THE PAYOFF LETTER ENTERED INTO IN CONNECTION THEREWITH, (III) THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS, (IV) ANY ACT ARISING OUT OF OR IN CONNECTION WITH AGENT’S OR ANY LENDER’S INFORMATION RIGHTS OR VISITATION RIGHTS WITH RESPECT TO THE BOARD OF DIRECTORS OF ANY LOAN PARTY (TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW), (V) THE DIRECT OR INDIRECT RESULT OF THE VIOLATION BY ANY LOAN PARTY OF ANY LAW, (VI) ANY LOAN PARTY’S GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL OR PRESENCE OF A HAZARDOUS SUBSTANCE AT, TO OR FROM ANY OF ITS PROPERTIES, (VII) ANY PERSONAL INJURY TO AGENT’S, ANY LENDER’S OR ANY LOAN PARTY’S RESPECTIVE REPRESENTATIVES INCURRED IN CONNECTION WITH THE LOANS OR THE LOAN DOCUMENTS.

(B) LOAN PARTIES AGREE NOT TO ASSERT ANY CLAIM AGAINST ANY INDEMNIFIED PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE LOAN DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS.

(C) EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED UNDER THE TERMS OF THE LOAN DOCUMENTS FOR ITS OWN ORDINARY NEGLIGENCE; HOWEVER, NO LOAN PARTY IS OBLIGATED TO INDEMNIFY ANY INDEMNIFIED PARTY UNDER THE LOAN DOCUMENTS TO THE EXTENT A CLAIM IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO THE EXTENT RESULTING FROM (I) ANY INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (II) ANY DISPUTE THAT IS AMONG INDEMNIFIED PARTIES THAT A COURT OF COMPETENT JURISDICTION HAS DETERMINED IN A FINAL AND NON-APPEALABLE JUDGMENT DID NOT INVOLVE ACTIONS OR OMISSIONS OF ANY LOAN PARTY OR ANY DIRECT OR INDIRECT PARENT OR CONTROLLING PERSON OF THE LOAN PARTIES OR THEIR SUBSIDIARIES.

(D) FOR PURPOSES OF THIS SECTION, (I) “INDEMNIFIED PARTY” MEANS EACH LENDER AND AGENT AND THEIR RESPECTIVE AFFILIATES, PARTNERS, OFFICERS, MEMBERS OR OTHER EQUITYHOLDERS, MANAGERS, DIRECTORS, EMPLOYEES, AGENTS,

REPRESENTATIVES, ADVISORS, SUCCESSORS AND ASSIGNS, AND (II) “CLAIM” MEANS ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, PENALTIES, COSTS, OBLIGATIONS, ACTIONS, JUDGMENTS, LITIGATION, INVESTIGATIONS, ORDERS AND REASONABLE AND DOCUMENTED OR INVOICED OUT-OF-POCKET EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ AND PARALEGAL FEES AND EXPENSES, WHETHER OR NOT SUIT IS FILED) INCURRED BY, ASSERTED AGAINST, OR AWARDED AGAINST ANY INDEMNIFIED PARTY.

(E) IN THE CASE OF ANY INVESTIGATION, LITIGATION OR PROCEEDING TO WHICH THE INDEMNITY PROVIDED FOR IN THIS SECTION 8.6 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY LOAN PARTY, ANY LOAN PARTY’S EQUITYHOLDERS OR CREDITORS OR ANY INDEMNIFIED PARTY AND WHETHER OR NOT THE LOANS ARE CONSUMMATED OR, IF CONSUMMATED, HAVE BEEN REPAID. EACH LOAN PARTY AGREES THAT NO INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO ANY LOAN PARTY OR ANY LOAN PARTY’S SUBSIDIARIES OR AFFILIATES OR TO ANY LOAN PARTY’S EQUITYHOLDERS OR CREDITORS OR THE EQUITYHOLDERS OR CREDITORS OF ANY LOAN PARTY’S SUBSIDIARIES FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF, RELATED TO OR IN CONJUNCTION WITH THE LOANS, THE LOAN DOCUMENTS, OR THE REFINANCING.

(F) ALL COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT SHALL SURVIVE AND CONTINUE IN EFFECT AFTER THE CLOSING DATE. THE INDEMNITY SET OUT IN THIS SECTION AND ITS TERMS AND PROVISIONS SHALL SURVIVE THE SATISFACTION AND PAYMENT OF THE OBLIGATION AND THE TERMINATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(G) AMOUNTS PAYABLE UNDER THIS SECTION SHALL BE A PART OF THE OBLIGATION AND, IF NOT PAID UPON DEMAND, SHALL BEAR INTEREST AT THE DEFAULT RATE UNTIL PAID.

8.7 Maintenance of Existence, Assets, and Business. Except as otherwise permitted by Section 9.6, each Loan Party will (a) preserve and maintain its existence and good standing in its jurisdiction of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing, except where failure to do so is a Material Adverse Event; (b) maintain all licenses, permits and franchises necessary for its business where failure to do so is a Material Adverse Event; and (c) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear and casualty excepted) and make all necessary repairs and replacements. Each Loan Party shall (i) maintain and store all its inventory with reasonable care, skill, and caution and repair and otherwise keep the same in good condition, and (ii) not relocate such Loan Party’s chief executive office (or the location of such

Loan Party’s books and records related to accounts) or any of such Loan Party’s inventory, to a county, parish, or state other than those listed on Schedule 7.13 unless such Loan Party gives Agent thirty (30) days prior written notice of such proposed relocation (or such shorter period as the Agent may agree in its sole discretion) (such notice to include the address with the name of the county or parish and state of the new location).

8.8 Insurance.

(a) Loan Parties shall maintain insurance with financially sound and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) in such amounts and against such risks as is (i) required by all applicable Laws, (ii) customarily maintained by similar businesses operating in the same geographic region, and (iii) with respect to the Collateral, reasonably acceptable to Agent (Agent confirms that the insurance coverage in effect as of the Closing Date is acceptable as of the Closing Date).

(b) At a minimum, Loan Parties’ insurance must include (i) business interruption insurance, (ii) fire, property damage and extended coverage insurance covering all assets and naming Agent as mortgagee or loss payee, as applicable, (iii) workers compensation insurance and (iv) public liability insurance naming Agent as an additional insured as its interest may appear, and, with respect to each such insurance policy, providing for at least thirty (30) days prior notice to Agent of any cancellation thereof. Satisfactory evidence of such insurance must be supplied to Agent on the Closing Date and at least one (1) Business Day prior to each policy renewal at Agent’s written request. All such insurance policies shall be primary, and not excess or contributory, to any policies of insurance that are maintained by Lenders.

(c) With regard to workers’ compensation insurance, nothing contained in this Section 8.8 shall prohibit Loan Parties from becoming a non-subscriber with the prior written consent of Agent.

(d) Unless the Loan Parties provide Agent with evidence of the continuing insurance coverage required by this Section 8.8, Agent may purchase insurance at the Loan Parties’ expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect the Loan Parties’ interests. The coverage that Agent purchases may, but need not, pay any claim that is made against any Loan Party in connection with the Collateral. Loan Parties may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Loan Parties have obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Collateral as set forth above, Loan Parties will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

8.9 Further Assurances.

(a) The Company and each Borrower shall cause each of its Subsidiaries created or acquired after the Closing Date, within fifteen (15) days of such Subsidiary’s creation or acquisition by such Borrower, to execute and deliver to Agent and Lenders a joinder to this Agreement, substantially in the form of Exhibit M hereto (a “Joinder Agreement”), agreeing to become a Borrower under this Agreement, a “Debtor” under the Security Agreement and a “Maker” under the Notes.

(b) Each Guarantor (other than the Company) shall cause each of its Subsidiaries created or acquired after the Closing Date, within fifteen (15) days of such Subsidiary’s creation or acquisition by such Guarantor, to execute and deliver to Agent and Lenders a Joinder Agreement, agreeing to become a Guarantor under this Agreement and a “Debtor” under the Security Agreement.

(c) Each Loan Party shall take such action as Agent or any Lender may reasonably request to carry out more effectively the terms of Section 6 and all other terms of the Loan Documents, including executing, acknowledging, delivering and recording or filing additional instruments or documents. Each Loan Party will promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements and all other documents and papers Agent or any Lender reasonably requests in connection with the obtaining of any consent, approval, registration, qualification, permit, license or authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any rights under the Loan Documents. Because Loan Parties agree that Agent’s and the Lenders’ remedies at Law for failure of Loan Parties to comply with the provisions of this section would be inadequate and that failure would not be adequately compensable in damages, Loan Parties agree that the covenants of this Section 8.9 may be specifically enforced.

8.10 Compliance with Laws. Each Loan Party shall conduct its business so as to comply in all material respects with all applicable Laws and shall promptly take corrective action reasonably required to remedy any violation of any Law (including any Environmental and Safety Law) of which it is aware, and shall promptly notify Agent and each Lender of any claims or demands by any Governmental Authority or Person with respect to any material violation of Law (including any Environmental and Safety Law) or the presence of any Hazardous Substance at any properties.

8.11 Expenses. In addition to the pre-closing out-of-pocket expenses set forth in the Commitment Letter and the fees set forth in Section 4, in each case without duplication for any amounts paid (or indemnified) under Section 4, Loan Parties shall, jointly and severally, promptly pay (or reimburse Agent, Lenders or their Affiliates, as the case may be, for) upon demand (a) all reasonable, documented and out-of-pocket costs, fees and expenses paid or incurred by Agent or any Lender in connection with the arrangement, syndication and negotiation of the credit facilities evidenced by the Loan Documents and the negotiation, preparation, delivery and execution of the Loan Documents (including those incurred under Section 6) and any related or subsequent amendment, waiver, or consent (including in each case, without limitation, the reasonable fees and expenses of Agent’s and each Lender’s counsel), (b) all reasonable, documented, and out-of-pocket due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, appraisals, title insurance, inspections conducted pursuant to Section 8.3 and other related due diligence, closing and post-closing costs and expenses, (c) all reasonable, documented, and out-of-pocket costs, fees and expenses of Agent and each Lender incurred in connection with the enforcement of the obligations of the Loan Parties arising under the Loan Documents or the exercise of any rights arising under the Loan Documents (including without limitation, reasonable attorneys’ fees, expenses and costs paid or incurred in connection with any negotiation, workout, or restructure and any action taken in connection with any Debtor Relief Laws), (d) all reasonable, documented, and out-of-pocket costs, fees and expenses incurred by Agent and each Lender or any of their respective designees in the exercise of their visitation rights with respect to the Board of Directors of any Loan Party as specified in Section 8.14, and (e) all stamp or other similar documentary or recording Taxes which may be payable in connection with this Agreement and the other Loan Documents or the performance of any transactions contemplated hereby or thereby, all of which shall be a part of the Obligation and shall accrue interest, if not paid upon demand, at the Default Rate until repaid. The Obligation provided for in this Section 8.11 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

8.12 Application of Insurance Proceeds, Eminent Domain, Proceeds and Conditions to Disbursement.

(a) Agent, Lenders and each Loan Party agree that all Insurance Proceeds shall, except as otherwise provided in subsections (b) and (c) below, be paid by the insurers directly to Agent (as loss payee or additional insured, as applicable) for the ratable benefit of the Lenders. Each Loan Party shall cause all Eminent Domain Proceeds to be paid by the condemning Governmental Authority directly to Agent for the ratable benefit of the Lenders. Except as otherwise provided in subsections (b) and (c) below, if any Insurance Proceeds or Eminent Domain Proceeds are paid to any Loan Party, such Insurance Proceeds or Eminent Domain Proceeds shall be received only in trust for Agent, shall be segregated from other funds of the Loan Parties and shall promptly be paid over to Agent in the same form as received (with any necessary endorsement).

(b) Unless a Default exists and is continuing (other than a Default to the extent caused by such business interruption and the receipt of such proceeds would cure such Default), any business interruption insurance proceeds received by Agent shall be paid to Loan Parties.

(c) To the extent the Insurance Proceeds or Eminent Domain Proceeds payable to the Loan Parties for any loss, damage or destruction of any asset or properties of or used by any Loan Party are reinvested by such Loan Party in productive assets of a kind used or usable in the business of the Loan Parties (including, without limitation, equipment and assets used or usable in such business and Permitted Acquisitions) within one hundred eighty (180) days after the date such Insurance Proceeds or Eminent Domain Proceeds are received by such Loan Party or such Loan Party enters into a binding commitment therefor within said one hundred eighty (180) day period and subsequently makes such reinvestment within 270 days after the date such Insurance Proceeds or Eminent Domain Proceeds are received by such Loan Party, then such Insurance Proceeds or Eminent Domain Proceeds shall be retained and used by the Loan Parties and applied to the payment of the cost of the repair or restoration of such loss, damage or destruction, provided, that Loan Parties shall use commercially reasonable efforts to complete such repair or restoration within a commercially reasonable time period.

(d) Agent, Lenders and each Loan Party agree that, to the extent not prohibited by applicable Law and subject to Section 3.3, all Insurance Proceeds and all Eminent Domain Proceeds received by Agent (or which Agent is entitled to receive) and not paid or payable to one or more the Loan Parties (including in accordance with Sections 8.12(b) and (c) above) shall be applied in accordance with Section 2.5.

8.13 Use of Proceeds.

(a) Initial Term Loan. Borrowers shall use the proceeds of the Initial Term Loan to (i) make the Closing Date Distributions and effect the Refinancing, (ii) fund Permitted Acquisitions, (iii) fund growth capital expenditures and (iv) pay the transaction costs, fees and expenses of the Transactions.

(b) Additional Term Loans. Except as otherwise agreed to in writing by Lenders in connection with any Additional Term Loan, Borrowers shall use the proceeds of any and all Additional Term Loans for the purpose of funding (i) Permitted Acquisitions (and including expenses incurred by the Loan Parties in connection with conforming the acquired assets and properties to the Loan Parties’ standards, and/or new studio openings and development), (ii) repayments of the Sponsor Subordinated Debt and (iii) the transaction costs, fees and expenses of such Additional Term Loans (and Permitted Acquisitions, if applicable).

(c) Prohibited Uses Applicable to Loans. No portion of the Loans shall be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by any Affiliate of a Lender during the underwriting period and for thirty (30) days thereafter.

8.14 Information Rights. For so long as all or any portion of the Loans or any other Obligation remains outstanding and until all commitments of Lenders hereunder have been terminated or expired:

(a) The Loan Parties shall provide to Agent (i) all notices, documents and information furnished to the Directors of each Loan Party in anticipation of a meeting, an action by written consents or other formal action, at the same time as furnished to the Directors or within five (5) Business Days thereafter, and (ii) copies of the minutes of all such meetings at the time such minutes are furnished to such Directors;

(b) The Board of Directors of any Loan Party shall be entitled to redact portions of any board or committee materials to be delivered to Agent where and to the extent that such board or committee determines, in good faith, upon advice of counsel that (i) such redaction is reasonably necessary to preserve attorney-client privilege, or (ii) there exists, with respect to any deliberation or materials, an actual or potential conflict of interest between such Loan Party (or any other Loan Party) and the Agent and/or any Lender; and

(c) Without limiting the foregoing, Agent and Lenders will be (i) entitled to meet (including telephonic meetings) with Sponsor and/or Loan Parties up to an aggregate four (4) times per calendar year, provided, that at least two (2) of such meetings in each fiscal year of the Loan Parties shall be held in person, and (ii) in connection therewith, reimbursed for their reasonable and documented out of pocket expenses incurred in connection with their meetings with Sponsor and Loan Parties under this Section 8.14.

8.15 Special SBIC Covenants.

(a) On the date hereof and for the one year period hereafter, Loan Parties hereby covenant and agree that at least fifty-one percent (51%) of the employees of each Loan Party are and will remain located within the United States and at least fifty-one percent (51%) of the tangible assets of each Loan Party are and will remain located within the United States.

(b) The proceeds of the Loans shall only be used for specific domestic purposes within the United States including, for example, payroll for employees located within the United States or acquiring assets for use solely in the United States.

(c) Loan Parties shall within five (5) Business Days after the end of each fiscal quarter of Loan Parties (or such longer period as Agent may agree in its sole discretion), or upon any Lender’s request, provide to such Lender a written certificate, signed by the chief executive officer or the chief financial officer of the Company, stating that Loan Parties are in compliance with the covenants described above in subsections (a) and (b) and describing in reasonable detail the use of the proceeds received from the Loans by Borrowers.

(d) Loan Parties shall notify Lenders (i) at least fifteen (15) days prior to taking any action after which the number of record holders of any Loan Party’s voting securities would be increased from fewer than fifty (50) to fifty (50) or more (or such shorter period as Agent may agree in its sole discretion), and (ii) of any other action or occurrence after which the number of record holders of any Loan Party’s voting securities was increased (or would increase) from fewer than fifty (50) to fifty (50) or more, as soon as practicable after Loan Parties become aware that such other action or occurrence has occurred or is proposed to occur. Each Loan Party shall at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

(e) Within forty-five (45) days after the end of each calendar year (or such longer period as Agent may agree in its sole discretion) and at such other times as any Lender may reasonably request, Loan Parties shall deliver to Lenders a written assessment, in form and substance reasonably satisfactory to Lenders, in order to permit Lenders to file SBA Form 468, of the economic impact of Lenders’ financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on Loan Parties’ businesses in terms of profits and on taxes paid by Loan Parties and their employees. Upon request, Loan Parties shall promptly (and in any event within twenty (20) days of such request) furnish to Lenders all information reasonably requested by Lenders in order for Lenders to comply with the requirements of 13 C.F.R. Section 107.620 or to prepare and file SBA Form 468 and any other information requested or required by the SBA or any other similar Governmental Authority asserting jurisdiction over a Lender. Loan Parties shall afford to representatives of the SBA reasonable access to their books, records and properties in accordance with 13 C.F.R. Section 107.620(c). Any submission of any financial information under this paragraph shall include a certificate of the Company’s president, chief executive officer, treasurer or chief financial officer.

(f) Upon the occurrence of a Regulatory Problem or in the event any Lender determines in its good faith judgment that a Regulatory Problem has occurred, in addition to any other rights and remedies to which it may be entitled hereunder, such Lender shall have the right to the extent required under the SBIC Regulations to demand the immediate repayment of all of the outstanding Obligation owed to Lenders, including all accrued interest thereon, by delivering written notice of such demand to Loan Parties. Borrowers shall make such repayment by wire transfer of immediately available funds to Lenders within thirty (30) days after any Loan Party’s receipt of the demand notice.

(g) In the event that any Lender determines in its good faith judgment that it has a Regulatory Problem, such Lender shall have the right to transfer its rights and obligations hereunder, without regard to any restrictions on transfer set forth herein or in any other agreement, and Loan Parties shall take all such actions as are reasonably requested by such Lender in order to (i) effectuate and facilitate any transfer by such Lender to any permitted Person designated by such Lender, and (ii) cooperate with such Lender in connection with other regulatory matters. Such cooperation shall include cooperation in making any required filings with any Governmental Authority, including the filing of a certificate or plan of divestiture.

(h) Loan Parties shall comply with the Small Business Side Letter.

8.16 Post-Closing Matters. Loan Parties shall deliver the documents and complete the tasks set forth on Schedule 8.16 (or use commercially reasonable efforts to do the same with respect to the documents referred to in clause 2) on Schedule 8.16, as applicable), in each case, within the time limits specified on such schedule (which time limits may be extended by the Agent, in its sole discretion). Agent and Lenders, as applicable, shall cooperate with Loan Parties to obtain the documents and complete the tasks set forth on such schedule, including, to the extent the third parties comment on or object to the forms of documents presented to them by Loan Parties, working in good faith to address such comments and objections. No Loan Party shall have any liability for, and it shall not be deemed a violation, breach or default of this Section 8.16, if Loan Parties, notwithstanding their commercially reasonable efforts, fail to deliver and/or obtain any or all of the documents referred to in clause 2) on Schedule 8.16.

Section 9	Negative Covenants.

Each Loan Party covenants jointly and severally that, for so long as the Payment in Full of the Obligation has not occurred, except with the prior written consent of Required Lenders:

9.1 Debt; Disqualified Stock. No Loan Party may create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Debt, except Permitted Debt. No Loan Party may issue, sell or grant any Disqualified Stock to any Person, or otherwise cause or permit any Disqualified Stock to become outstanding.

9.2 Liens. No Loan Party may create, assume, incur or suffer to be created any Lien upon any of its now owned or hereafter acquired assets (including any other Loan Party’s Equity Securities that are owned by such Loan Party), except Permitted Liens.

9.3 Compliance with Laws and Documents. No Loan Party may violate the provisions of any Laws applicable to it, any agreement to which it is a party, or the provisions of its organizational documents, in each case if such violations individually or collectively would reasonably be expected to cause a Material Adverse Event.

9.4 Loans, Advances, and Investments. No Loan Party may (i) make any loan, advance, reimbursement of expenses, extension of credit, or capital contribution to, (ii) make any investment in, or purchase or commit to purchase any stock or other securities of or interests in, or (iii) enter into any joint venture, partnership, or other similar arrangement with, any Person, other than

(a) marketable obligations issued or unconditionally guaranteed by the United States government or issued by any of its agencies and backed by the full faith and credit of the United States of America (and investments in mutual funds investing primarily in those obligations);

(b) marketable obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and rated “Aa2” or better by Moody’s or “AA” by S&P (and investments in mutual funds investing primarily in those obligations);

(c) certificates of deposit or banker’s acceptances that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $250,000,000 (as shown on its most recently published statement of condition (and investments in mutual funds investing primarily in those certificates of deposit or banker’s acceptances));

(d) commercial paper and similar obligations rated “P-2” or better by Moody’s, or “A-2” or better by S&P (and investments in mutual funds investing primarily in those obligations);

(e) checking and demand deposit accounts maintained in the ordinary course of business (subject to the delivery deadlines set forth in Section 6.1(d) and Section 8.16, provided an executed Deposit Account Control Agreement has been delivered to Lenders in Proper Form);

(f) expense accounts or loans or advances to its directors, managers, officers or employees for expenses incurred in the ordinary course of business and solely relating to such Persons’ travels and other activities undertaken on behalf of the Loan Parties and their businesses, which may not, in the aggregate, at any time exceed $25,000;

(g) investments in securities purchased by any Loan Party under repurchase obligations pursuant to which arrangements are made with selling financial institutions (being a financial institution having unimpaired capital and surplus of not less than $500,000,000 and with a rating of “A-1” by S&P or “P-1” by Moody’s) for such financial institutions to repurchase such securities within thirty (30) days from the date of purchase by such Loan Party, and other similar short term investments made in connection with the Loan Party’s cash management practices;

(h) Permitted Acquisitions;

(i) non-cash proceeds from dispositions permitted under Section 9.9;

(j) investments by any Borrower in any other Borrower or the Company;

(k) investments by any Guarantor in any Loan Party (other than investments by the Company in Holdings);

(l) cash and Cash Equivalents;

(m) prepaid expenses incurred in the ordinary course of business;

(n) security deposits in respect of real property leases;

(o) accounts receivable or notes receivable created in the ordinary course of business;

(p) to the extent constituting investments, transactions expressly permitted under Sections 9.1, 9.6, 9.10 and 9.15;

(q) investments to the extent that payment for such investments is made solely by the issuance of Equity Securities (other than Disqualified Stock) of Holdings to the seller of such investments, provided, that such investments would not result in a Change of Control;

(r) investments of a Person that is acquired and becomes a Subsidiary of a Loan Party or of a company merged or amalgamated or consolidated into any Loan Party, in each case after the Closing Date and pursuant to a Permitted Acquisition, to the extent that such investments were not made in contemplation of or in connection with such Permitted Acquisition by a Loan Party and were in existence on the date of such Permitted Acquisition;

(s) the forgiveness or conversion to equity (other than Disqualified Stock) of any Permitted Debt owed to a Loan Party;

(t) guarantees by any Loan Party of leases entered into by a Loan Party in the ordinary course of business; and

(u) the loans, advances and/or investments set forth on Schedule 9.4.

9.5 Distributions. No Loan Party may declare, make, or pay any Distribution, other than

(a) the Closing Date Distributions;

(b) dividends declared, made or paid by such Loan Party wholly in the form of its Equity Securities;

(c) dividends by one Borrower to another Borrower or the Company;

(d) dividends by one Guarantor to any Loan Party (other than dividends from the Company to Holdings);

(e) to the extent constituting Distributions, the Loan Parties may take actions expressly permitted by Sections 9.4 or 9.6;

(f) Distributions by the Borrowers or Guarantors to Holdings (i) the proceeds of which are used by Holdings to pay (A) Restructuring Expenses in an aggregate amount not to exceed $100,000 during the term of this Agreement, (B) its operating expenses and other corporate overhead costs and expenses incurred in support of the operation of Loan Parties’ businesses (including administrative, legal, accounting and similar expenses provided by third parties), in each case, which are reasonable and customary and incurred in the ordinary course of business of the Loan Parties, and (C) any reasonable and customary indemnification claims made by directors, managers or officers of Holdings not to exceed the lesser of (x) the ratable share of the amount of such Distribution that relates to the ownership or operations of the other Loan Parties and (y) $100,000 per fiscal year, (ii) for repurchases of Equity Securities of Holdings issued to employees, officers, Directors and consultants of the Loan Parties under the Holdings Plan, provided, that (A) no Default exists or will exist after giving effect to such Distribution and (B) such Distributions under this clause (ii) are approved by Agent in advance in writing (such approval not to be unreasonably conditioned, withheld or delayed), (iii) the proceeds of which are used by Holdings to pay customary salary, bonus and other benefits payable to officers, employees, consultants and independent contractors of Holdings, provided, that such salaries, bonuses and other benefits (A) are attributable to the ownership or operation of the Loan Parties and (B) do not exceed $100,000 in the aggregate per fiscal year, and (iv) the proceeds of which are used by Holdings to pay Permitted Sponsor Reimbursements in accordance with Section 9.20.

9.6 Acquisitions, Mergers and Dissolutions.

(a) Except for Permitted Acquisitions and except as provided in this Section 9.6, no Loan Party may (i) acquire all or any substantial portion of the Equity Securities issued by, or assets of, any other Person, (ii) merge or consolidate with any other Person, (iii) liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or (iv) create or acquire any Subsidiaries.

(b) Any Loan Party may merge or consolidate with or acquire the stock issued by, an interest in, or the assets of, another Loan Party (and, in the case of such merger or consolidation or, in the case of the conveyance or distribution of all of such assets, the non-surviving or selling entity, as the case may be, may be liquidated, wound up or dissolved); provided, that (i) if Holdings or the Company is a party to such transaction, Holdings or the Company, as applicable, must be the surviving entity and (ii) if any Borrower is a party to any such transaction with any Loan Party (other than another Borrower), such Borrower shall be the surviving entity.

9.7 Assignment. No Loan Party may assign or transfer any of its rights, duties, or obligations under any of the Loan Documents.

9.8 Fiscal Year and Accounting Methods. No Loan Party may change (a) its fiscal year or (b) its method of accounting (other than (i) Loan Parties’ transition to GAAP accounting in accordance with Section 1.3, (ii) immaterial changes in methods, or (iii) as otherwise required by GAAP).

9.9 Sale of Assets. No Loan Party may sell, assign, lease, transfer, or otherwise dispose of any of its assets (including but not limited to any Equity Securities of any Person that are held by such Loan Party), other than (a) sales of inventory in the ordinary course of business, (b) the sale, discount, or transfer of its delinquent accounts receivable in the ordinary course of business for purposes of collection, (c) dispositions of assets from (i) one Borrower to another Borrower or (ii) from one Guarantor to another Loan Party, (d) occasional dispositions of immaterial assets for consideration not less than fair market value, and dispositions of assets that are worn-out, surplus or obsolete, and (e) to the extent permitted by Section 9.6. All dispositions by a Loan Party of its assets, whether or not permitted by this Section 9.9, are subject to Section 2.5 (including the exception for prepayments applicable to dispositions permitted under clauses (a)-(d) above). All Net Proceeds shall be cash Net Proceeds unless approved by Agent in advance. The non-cash portion of all Net Proceeds shall be pledged to Agent as Collateral, to the extent consistent with this Agreement, concurrently with the applicable disposition.

9.10 New Businesses. No Loan Party may engage in any business except the business in which it is engaged as of the Closing Date or businesses reasonably related or complementary thereto.

9.11 Employee Plans. No Loan Party may suffer or permit any of the events or circumstances described in Section 7.15 to occur.

9.12 Transactions with Affiliates. Except for the transactions set forth in Schedule 7.18(a), no Loan Party may (a) enter into any material transaction with (i) any of its or any other Loan Party’s officers, directors, managers, employees, Equityholders or any of their respective Affiliates, or any of their respective spouses or immediate family members or (ii) any Person known by Sponsor or such Loan Party at that time to be a limited partner or investor in Sponsor or any of its Affiliates, or any of their respective Affiliates, other than, in each case, transactions in the ordinary course of business which are (i) disclosed in advance to Lenders and (ii) upon fair and reasonable terms not materially less favorable than such Loan Party could obtain or could become entitled to in an arm’s-length transaction with a Person that is not one of such Loan Party’s officers, directors, managers, employees, Equityholders or Affiliates, or (b) pay or reimburse any of its or any other Loan Party’s officers, directors, managers, employees, Equityholders or any of their respective Affiliates (other than Lenders) for any expenses incurred by such Persons other than expenses incurred in the ordinary course of business and solely relating to travels and other activities undertaken on behalf of the Loan Parties and their businesses. For purposes of this section, a transaction or series of transactions, in the aggregate, is “material” if it requires any Loan Party to pay or provide products or services of more than $25,000 during the term of the agreement covering such transaction.

9.13 Taxes. No Loan Party may use any portion of the proceeds of the Loans to pay the wages of employees, unless a timely payment to or deposit with the appropriate Governmental Authority of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

9.14 Prepayment of Debt; Subordinated Debt.

(a) No Loan Party may voluntarily prepay, redeem, defease, repurchase, acquire for value or make any sinking fund payment or other voluntary or optional payment with respect to any principal of, or interest on, any Debt other than (i) the Obligation and (ii) the retirement of Sponsor Subordinated Debt pursuant to its conversion into Equity Securities (other than Disqualified Stock).

(b) Except as expressly permitted by the applicable Subordination Agreement, no Loan Party may pay, prepay, redeem, defease, repurchase, acquire for value or make any sinking fund payment or other payment (including scheduled and required payments) with respect to any Subordinated Debt, other than the retirement of Sponsor Subordinated Debt pursuant to its conversion into Equity Securities (other than Disqualified Stock).

9.15 [Intentionally Omitted].

9.16 Capital Expenditures. No Loan Party shall make or incur any Capital Expenditures other than (a) Corporate Maintenance CapEx in an aggregate amount not to exceed (i) $240,000 per fiscal quarter and (ii) $740,000 for the four most recently completed fiscal quarters, (b) Yoga Studio Maintenance CapEx with respect to yoga studios operated by Loan Parties in an aggregate amount not to exceed a per yoga studio average of $3,000 per fiscal quarter, and (c) so long as (x) the Compliance Certificate most-recently delivered by Loan Parties to Agent pursuant to Section 8.1(c)(ii) certifies that the Loan Parties are in compliance with the financial covenants set forth in Section 10 of this Agreement and (y) neither Agent nor any Lender has notified Loan Parties of the existence of a Default that is continuing, (i) up to $750,000 in the aggregate in Growth CapEx with respect to each new yoga studio opened by Loan Parties that is operated out of premises having 4,000 square feet or more of useable square footage, and (ii) up to $450,000 in the aggregate in Growth CapEx with respect to each new yoga studio opened by Loan Parties that is operated out of premises having less than 4,000 square feet of useable square footage, provided, that nothing in this clause (c) shall prohibit Loan Parties from making required payments with respect to Growth CapEx obligations that were incurred prior to, and are due and payable following, the occurrence of any of the events described in clause (x) or clause (y) of this sentence, subject to the foregoing caps on the amounts of such payments.

9.17 Available Cash. The aggregate cash available in the Loan Parties’ deposit accounts shall not be less than $250,000 at any time.

9.18 Amendments or Changes in Agreements. No Loan Party shall

(a) alter, amend or modify (i) any of the Sponsor Subordinated Debt Documents in a manner which is prohibited by the Sponsor Subordinated Debt Subordination Agreement, or (ii) any documents which create, evidence, secure or guaranty any other Debt which is permitted hereby in a manner which would (A) increase the maximum amount which any Loan Party is permitted to borrow thereunder, (B) lengthen or shorten the term of the applicable Debt or change the amortization thereof, (C) increase the interest rate with respect to the applicable Debt or any fees payable in connection therewith, (D) require any additional security for the applicable Debt, (E) add any additional covenants, or change any existing covenant so as to make it more difficult for the Loan Parties to comply or (F) prohibit or restrict payment of the Obligation; or

(b) modify, alter, supplement, extend, amend or waive any of its rights under any of its respective organizational documents or the Sponsor Reimbursement Agreement, in a manner that (i) is materially adverse to any Lender; (ii) adversely affects Agent’s or any Lender’s rights granted hereunder or under any other Loan Document; or (iii) otherwise violates the terms of this Agreement.

9.19 [Intentionally Omitted].

9.20 Sponsor Reimbursement Agreement.

(a) Subject to subsection (b) below, the Loan Parties may make the payments to Sponsor only as required by, and in accordance with, the Sponsor Reimbursement Agreement (“Permitted Sponsor Reimbursements”).

(b) Notwithstanding the foregoing, upon the occurrence and during the continuation of any Default, Agent may, and at the direction of Required Lenders, Agent shall, block all payments to Sponsor under the Sponsor Reimbursement Agreement, by delivering a written payment blockage notice to the Company and Sponsor. From and after receipt of any such payment blockage notice, no Loan Party shall make any payment to Sponsor under the Sponsor Reimbursement Agreement unless and until the earlier to occur of (i) such Default is cured, as acknowledged in writing by Agent, or (ii) at the direction of Required Lenders, Agent sends written notice to the Company and Sponsor terminating the payment blockage period. Upon the termination of any such payment blockage, the Loan Parties may make any and all Permitted Sponsor Reimbursements then due to Sponsor under the Sponsor Reimbursement Agreement, including any payments that were deferred or blocked in accordance with this Section 9.20(b), if and to the extent that such Permitted Sponsor Reimbursements would not reasonably be expected to result in a Default.

(c) Except for the Sponsor Reimbursement Agreement and amendments thereto which are permitted under Section 9.18(b), no Loan Party may enter into any management services agreement, management fee agreement or other similar management agreement with any Person that provides for management fees or similar compensation without Agent’s prior written consent.

9.21 Bank Accounts. No Loan Party shall open any new bank account (other than an Excluded Account) without the written consent of Agent, such consent not to be unreasonably withheld, and without the execution and delivery of a Deposit Account Control Agreement relating to such account(s) to Agent in Proper Form and in accordance with Section 6.1(d).

9.22 Negative Pledge.

(a) No Loan Party will, or will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement and the other Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of Agent or Lenders to secure the Obligation or which by its terms restricts any Loan Party or any Subsidiary of a Loan Party from paying dividends or making distributions to the Company or any other Loan Party, or which requires the consent of or notice to other Persons in connection therewith.

(b) No Loan Party will create, incur, assume or suffer to exist any Lien on the Equity Securities of such Loan Party or any other Loan Party other than Liens in favor of Agent.

9.23 Limitations on Affiliate Ownership of Obligations. No Loan Party shall permit the Sponsor, any Loan Party or any of their respective Affiliates to, directly or indirectly, purchase, participate, receive an assignment of or in any way beneficially own any portion of the Obligation (it being understood and agreed that a breach of this covenant shall exist if such an ownership interest arises, regardless of any involvement or non-involvement of the Loan Parties).

9.24 Limitations on Holdings. No Loan Party shall permit Holdings to (i) hold any assets other than the Equity Securities of the Company and any cash and Cash Equivalents, (ii) have any liabilities other than (A) the liabilities under the Loan Documents, (B) Tax liabilities in the ordinary course of business, (C) guarantees of Debt of the Loan Parties permitted under the Loan Documents, (D) corporate, administrative, operating expenses and other liabilities in the ordinary course of business, and (E) the obligations under the Loan Documents and the Sponsor Subordinated Debt Documents, or (iii) conduct, transact or otherwise engage in any business or operations other than (A) those incidental to its direct or indirect ownership of the Equity Securities of the Loan Parties, (B) activities incidental to maintenance of its corporate existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries), (C) the entry into, and the performance of, its obligations under the Loan Documents and the Sponsor Subordinated Debt Documents, and its certificate of incorporation and bylaws, any shareholders agreement and any other governing documents, (D) the consummation of the Transactions, (E) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Loan Parties, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (F) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing for indemnification to officers, managers, directors and employees and (G) activities incidental to the foregoing.

9.25 Anti-Terrorism Laws. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, at any time, (a) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; (c) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or (d) fail to deliver to Agent any certification or other evidence reasonably requested from time to time by Agent in its sole discretion, confirming the compliance of Loan Parties with this section.

Section 10	Financial Covenants.

Each Loan Party covenants jointly and severally that, for so long as the Payment in Full of the Obligation has not occurred, except with the prior written consent of Required Lenders:

10.1 Senior Debt to EBITDA Ratio. The Senior Debt to EBITDA Ratio may not exceed 3.00 to 1.00 as of any testing date.

10.2 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio may not be less than 1.25 to 1.00 as of any testing date.

Each of the covenants in this Section 10 shall be tested on a quarterly basis, as of the last day of each fiscal quarter of Loan Parties, commencing with the fiscal quarter ending September 30, 2015.

Section 11	Default.

The occurrence of any one or more of the following events shall constitute a “Default” hereunder:

11.1 Payment of Obligation. The failure of any Loan Party to pay (a) when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans, (b) any scheduled interest payment within three (3) Business Days of its due date under any Loan Document, or (c) any other portion of the Obligation, including any fees payable under Section 4, within ten (10) Business Days of the date when it becomes due and payable under any Loan Document.

11.2 Covenants. The failure of any Loan Party to punctually and properly perform, observe and comply with:

(a) Any covenant, agreement, or condition contained in Section 8.1, Section 8.7, Section 8.8, Section 8.13, Section 8.14, Section 8.16, Section 9 or Section 10; or

(b) Any other covenant, agreement, or condition contained in any Loan Document (other than those referred to in Section 11.1 and the covenants in clause (a) preceding), and such failure continues for twenty (20) days after the earlier of (i) delivery by Agent or any Lender to any Loan Party of notice of such non-compliance or (ii) a Responsible Officer of any Loan Party becoming aware of such failure.

11.3 Debtor Relief. Any Loan Party (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, other than a voluntary liquidation or dissolution permitted by Section 9.6, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor, claimant, purchaser, or party making a bid to purchase assets), and (i) the petition is not controverted within ten (10) days and is not dismissed within sixty (60) days, or (ii) an order for relief is entered under Title 11 of the United States Code, (c) makes an assignment for the benefit of creditors, (d) fails (or admits in writing its inability) to pay its debts generally as they become due, or (e) suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its assets or properties.

11.4 Judgments and Attachments. Any Loan Party fails, within twenty (20) days after entry, to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $125,000 (individually or in the aggregate and net of applicable insurance if the insurer has accepted coverage) or any warrant of attachment, sequestration or similar proceeding against any Loan Party’s assets that is not (a) stayed on appeal or (b) diligently contested in good faith by appropriate proceedings with adequate reserves being set aside on its books in accordance with the Accounting Practices.

11.5 Misrepresentation. Any representation or warranty made to any Lender by any Loan Party in any Loan Document at any time proves to have been incorrect in any material respect when made (excluding clerical, typographical or other similar scrivener errors).

11.6 Default Under Other Agreements.

(a) Except for trade accounts payable in the ordinary course of business that are not outstanding for more than ninety (90) days after the due date of such payable, any Loan Party fails to pay when due (after lapse of any applicable grace period) any amount (individually or in the aggregate) of Debt in an amount equal to $100,000 or more, or any default exists under any agreement which permits any Person to cause an amount (individually or in the aggregate) of Debt in an amount equal to $100,000 or more to become due and payable by any Loan Party before its stated maturity.

(b) Any Loan Party breaches or defaults under any term, condition, provision, representation or warranty contained in any material agreement and the effect of such breach or default results in a Material Adverse Event.

(c) A default (after giving effect to any applicable notice or cure period) occurs under any Subordinated Debt.

(d) Any Loan Party fails to comply with or to perform any term, obligation, covenant or condition contained in or the occurrence or existence of any event of default, termination event or other similar event under or with respect to any Hedging Agreement.

11.7 Validity and Enforceability of Loan Documents. Except in accordance with its terms or as otherwise expressly permitted by this Agreement, any Loan Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a Governmental Authority to be null and void or its validity or enforceability is contested by any Loan Party or any Loan Party denies that it has any further liability or obligations under any Loan Document, unless such Loan Party does not have any further liability or obligations under such Loan Document as a result of a transaction permitted by this Agreement.

11.8 [Intentionally Omitted].

11.9 Ownership of Other Loan Parties. The consummation of any sale, issuance, assignment, transfer, redemption, exchange, exercise or conversion of Equity Securities of any Loan Party, or any merger, consolidation, recapitalization, reorganization, foreclosure sale or other transaction, occurrence or event, which results in:

(a) the Company ceasing to (i) own, directly or indirectly, 100% of the Equity Securities of any Borrower (or of the surviving or resulting company of such merger, consolidation or other transaction that is or immediately becomes a “Borrower” pursuant to such transaction, if such Borrower is not the surviving or resulting company); provided, that if the Company owned, directly or indirectly, less than 100% of the Equity Securities of a Borrower upon such Borrower becoming a Borrower hereunder, then a Default shall not exist under this clause (i) for so long as the Company owns at least the percentage of the Equity Securities of such Borrower that was owned by the Company upon such Person becoming a Borrower hereunder, or (ii) control, by contract, ownership or otherwise, that percentage of the outstanding Voting Interests of any Borrower necessary at all times to elect a majority of the Board of Directors and direct the management policies and decisions of such Borrower; or

(b) Holdings ceasing to (i) own, directly or indirectly, 100% of the Equity Securities of any Subsidiary Guarantor (or of the surviving or resulting company of such merger, consolidation or other transaction that is or immediately becomes a “Guarantor” pursuant to such transaction, if such Subsidiary Guarantor is not the surviving or resulting company); provided, that if Holdings owned, directly or indirectly, less than 100% of the Equity Securities of a Subsidiary Guarantor upon such Subsidiary Guarantor becoming a Guarantor hereunder, then a Default shall not exist under this clause (i) for so long as Holdings owns at least the percentage of the Equity Securities of such Subsidiary Guarantor that was owned by Holdings upon such Person becoming a Subsidiary Guarantor hereunder, or (ii) control, by contract, ownership or otherwise, that percentage of the outstanding Voting Interests of any Subsidiary Guarantor necessary at all times to elect a majority of the Board of Directors and direct the management policies and decisions of such Subsidiary Guarantor;

in each case, except as a result of a transaction permitted by this Agreement or otherwise consented to in advance by Required Lenders.

11.10 Subordination Agreements. There shall occur and be continuing any material breach under any Subordination Agreement by any party thereto other than Agent or any Lender, or any Subordination Agreement shall terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt (except for any such termination upon payment in full of, and termination of any commitments to extend further credit under, such Subordinated Debt).

11.11 Material Adverse Event. A Material Adverse Event occurs.

Section 12	Rights And Remedies.

12.1 Remedies Upon Default.

(a) If a Default exists under Section 11.3, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind.

(b) If a Default exists, Agent may, and at the direction of Required Lenders, Agent shall, do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable; (ii) reduce any claim to judgment; and (iii) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of New York or the Laws of any other applicable jurisdiction.

(c) Notwithstanding the existence of a Default (each, a “Financial Covenant Default”) with respect to any covenant, agreement or condition contained in Section 10 (such covenants, agreements or conditions, collectively, the “Financial Covenants”) as of the last day of any fiscal quarter during the term of this Agreement (the “Applicable Fiscal Quarter”), if, within ten (10) Business Days after the date on which the Compliance Certificate is required to be delivered under Section 8.1(c)(ii) for the Applicable Fiscal Quarter (the “Contribution Deadline”), the Loan Parties and/or their Equityholders cause (i) a cash equity contribution to be made to a Borrower by a Guarantor (whether in connection with, or out of the proceeds of, a cash capital contribution to such Guarantor, the issuance of new Equity Securities (other than Disqualified Stock and provided that such issuance does not result in a Change of Control) of such Guarantor, the issuance of Subordinated Debt (provided that such Subordinated Debt has no cash interest expense or principal amortization prior to the Payment in Full of the Obligation and otherwise has terms reasonably acceptable to Agent in its reasonable credit judgment) by such Guarantor, or some combination thereof) (a “Specified Contribution”), and (ii) the proceeds of such cash equity contribution to such Borrower to be immediately paid over to Agent and applied as a prepayment of the Term Loan Principal Debt, then, upon the receipt by such Borrower of such Specified Contribution and the use of such cash proceeds on or prior to the applicable Contribution Deadline to prepay the Term Loan Principal Debt, the applicable Financial Covenant(s) that are subject to a Financial Covenant Default shall be recalculated as follows as of the last day of the Applicable Fiscal Quarter (the “Cure Right”):

(i) with respect to a Financial Covenant Default under Section 10.1 (Senior Debt to EBITDA Ratio), the amount of such Specified Contribution that is applied to prepay the Term Loan Principal Debt pursuant to this Section 12.1(c) shall be deemed to reduce the Term Loan Principal Debt on a dollar for dollar basis as of the last day of the Applicable Fiscal Quarter; and

(ii) with respect to a Financial Covenant Default under Section 10.2 (Fixed Charge Coverage Ratio), the amount of such Specified Contribution that is applied to prepay the Term Loan Principal Debt pursuant to this Section 12.1(c) shall be deemed to reduce the Term Loan Principal Debt on a dollar for dollar basis as of the first day of the 12-month period ended on the last day of the Applicable Fiscal Quarter (and the Net Interest Expense for such 12-month period shall be recalculated after giving effect to such deemed reduction in the Term Loan Principal Debt).

Notwithstanding anything in this Section 12.1(c) to the contrary, (A) no Specified Contribution shall be in an amount greater than the lowest amount which would result in Loan Parties being in pro forma compliance with the covenants set forth in Section 10 to which such Specified Contribution applies as of the last day of the Applicable Fiscal Quarter, and (B) the Cure Right shall not be exercised (I) more than two (2) times per fiscal year of Loan Parties or (II) more than four (4) times during the term of this Agreement.

Until the earlier of the Contribution Deadline or the date on which Agent learns that the Loan Parties and their Equityholders do not intend to cause to be made a Specified Contribution, unless necessary to prevent fraud, material impairment of the rights of Agent or Lenders under this Agreement or the tolling of an applicable statute of limitations, none of Agent nor any Lender shall exercise the right to accelerate the Loans and none of Agent nor any other Lender shall exercise any right to foreclose on or take possession of the Collateral or take any other remedy or action against the Loan Parties solely on the basis of the applicable Financial Covenant Default(s); provided, that until timely receipt of the Specified Contribution and application to the Loans pursuant to subsection (c) of this Section 12.1, such Default shall continue to exist and Agent and Lenders will be entitled to all of their rights with respect thereto except as otherwise prohibited by this paragraph.

12.2 Loan Party Waivers. To the fullest extent permitted by applicable Law, each Loan Party waives diligence, presentment and demand for payment, protest, notice of intent to accelerate, notice of acceleration and notice of protest, demand, dishonor and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

12.3 Performance by Agent. If any covenant, duty or agreement of any Loan Party is not performed in accordance with the terms of the Loan Documents, Agent may, and at the direction of Required Lenders, Agent shall, while a Default exists and is continuing, at its option, perform or attempt to perform that covenant, duty or agreement on behalf of that Loan Party (and any amount reasonably expended by Agent in its performance or attempted performance is payable by the Loan Parties, jointly and severally, to Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Agent’s expenditure until paid). However, Agent does not assume, except by its express written consent, any liability or responsibility for the performance of any covenant, duty or agreement of any Loan Party.

12.4 Not in Control. None of the covenants or other provisions contained in any Loan Document shall, or shall be deemed to, give Agent or any Lender the right to exercise control over the assets (including, without limitation, real property), affairs, or management of any Loan Party (other than control for Lien perfection purposes); the power of Agent and Lenders is limited to the right to exercise the remedies provided in this Section 12.

12.5 Course of Dealing. The acceptance by Agent or any Lender of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by Agent or any Lender of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Agent or any Lender in exercising any right under the Loan Documents will impair that right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right.

12.6 Cumulative Rights. All rights available to Agent and Lenders under the Loan Documents are cumulative of and in addition to all other rights granted to Agent and Lenders at law or in equity, whether or not the Obligation is due and payable and whether or not Agent or any Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

12.7 Application of Proceeds. Any and all proceeds received by Agent or Lenders from the exercise of any rights and remedies pertaining to the Obligation shall be applied to the Obligation in accordance with Section 3.3.

12.8 Diminution in Value of Collateral. Neither Agent nor any Lender shall have any liability or responsibility for any diminution in or loss of value of any Collateral now or hereafter securing payment or performance of all or any part of the Obligation.

Section 13	Agent.

13.1 Appointment and Authorization of Agent.

(a) Each of the Lenders hereby appoints Deerpath to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 13 are solely for the benefit of Agent and any Lender, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Except as set forth in Section 14.8(a) or otherwise specified in this Agreement:

(i) subject to subsection (ii) below, the exercise of any right or remedy; the grant of any waiver, consent, agreement, approval, authorization or acceptance; the execution and delivery of any document, agreement or instrument; the making of any request, election, designation or requirement; the receipt of notice of any event or of delivery of any document; and the taking of any other action by or on behalf of Agent under this Agreement or any other Loan Document shall require only the action or approval of the Agent, and Loan Parties shall be entitled to rely on any of the foregoing actions and approvals by Agent as being the valid action or approval of Agent; and

(ii) except as set forth in Section 13.10 (with respect to certain Collateral matters) (A) Agent shall not take any discretionary action or exercise any discretionary powers without the consent or approval of Required Lenders, and (B) Agent shall comply with any instructions of Required Lenders (whether solicited or unsolicited) with respect to any such discretionary action or exercise of discretionary powers, in each case in its capacity as Agent under this Agreement and the other Loan Documents and subject to applicable Law.

13.2 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, make equity investments in, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

13.3 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set out herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Potential Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders;

(c) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law;

(d) shall not, except as expressly set out herein and in the other Loan Documents, be liable for the failure to disclose any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity; and

(e) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default or Potential Default unless and until written notice describing such Default or Potential Default is given to Agent by Loan Parties or a Lender. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out herein or therein or the occurrence of any Default or Potential Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set out in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

13.4 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for one or more Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

13.5 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Section 13 shall apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

13.6 Resignation; Removal of Agent.

(a) Agent may at any time give written notice of its resignation to Lenders. Agent may also be removed at any time, with or without cause, by the affirmative vote of the Required Lenders.

(b) Upon the resignation or removal of Agent pursuant to this Section 13.6, Lenders shall have the right, in consultation with Borrowers, to appoint, by vote of the Required Lenders, a successor, which may be any other Lender or any other Person selected by vote of the Required Lenders. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the resignation or removal of the Agent, then the resigning or removed Agent (the “Retiring Agent”) may, on behalf of Lenders, appoint a successor Agent meeting the qualifications set out above; provided, that if Agent shall notify a Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the Retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Retiring Agent on behalf of the Lenders under any of the Loan Documents, the Retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Agent as provided for above in this Section.

(c) Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the “Agent”, under this Agreement and the other Loan Documents, and the Retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the Retiring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 13 and Section 8.6 shall continue in effect for the benefit of such Retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the Retiring Agent was acting as Agent.

13.7 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

13.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent and/or a Lender hereunder.

13.9 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and each other Obligation that is owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Sections 8.6 and 8.11) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 8.6 and 8.11. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligation or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

13.10 Collateral and Guaranty Matters.

(a) Each Lender hereby authorizes and directs Agent to enter into the Security Documents, the Sponsor Reimbursement Subordination Agreement and the Sponsor Subordinated Debt Subordination Agreement for the benefit of such Lender. Each Lender also authorizes Agent to enter into Subordination Agreements with respect to any other Subordinated Debt, whether in existence as of the Closing Date or created, incurred or assumed at any time following the Closing Date. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set out in Section 14.8(a), any action taken by the Agent, in accordance with the provisions of this Agreement, the Security Documents and any Subordination Agreement, and the exercise by the Agent of the powers set out herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Agent is hereby authorized (but not obligated) on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender from time to time, to take any action with respect to any Collateral, the Security Documents or any Subordination Agreement which may be necessary to (i) perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents, (ii) subordinate any Subordinated Debt (and any Liens securing any such Subordinated Debt) to the Obligation (and the Liens securing the Obligation), and (iii) exercise Agent’s rights and remedies and enforce the covenants and obligations of any Loan Party or any holder of Subordinated Debt under any Subordination Agreement; provided, that Agent shall take any of the foregoing actions if directed to do so by Required Lenders.

(b) Each Lender hereby authorizes Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Agent under any Loan Document (i) upon Payment in Full of the Obligation, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 14.8(a), if approved, authorized or ratified in writing by the Lenders, (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of a Default, or (v) owned by a Guarantor upon release of such Guarantor from its obligations under its guaranty pursuant to clause (c) below. Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to release its interest in particular types or items of Collateral pursuant to this Section 13.10.

(c) Each Lender hereby authorizes Agent, at its option and in its discretion, to release any Guarantor from its obligations under the guaranty if in the case of any Guarantor, such Person ceases to be a Subsidiary or a Guarantor hereunder as a result of a transaction permitted hereunder.

(d) Subject to subsections (b) and (c) above, Agent shall (and is hereby authorized by each Lender to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Agent and Lenders herein or pursuant to this Agreement upon the applicable Collateral or to release any Guarantor from its obligations under the guaranty pursuant to this Section 13.10; provided, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens or guaranty without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligation or any Liens upon any interests retained by the Loan Parties or any other Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(e) Agent shall have no obligation whatsoever to any Lender or any other Person to ensure that the Collateral exists or is owned by a Loan Party or any other Person or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Security Documents or pursuant to this Agreement or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to the Lenders.

(f) Each Lender hereby appoints Agent and each other Lender as agent for the purpose of perfecting such Lender’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

Section 14	Miscellaneous.

14.1 Headings. The headings and captions used in the Loan Documents are for convenience only and will not be deemed to limit, amplify or modify the terms of the Loan Documents.

14.2 Non-Business Days. Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day, but interest shall continue to accrue on any applicable payment until payment is made.

14.3 Communications. Unless otherwise provided, any consent, notice, or other communication under or in connection with any Loan Document must be in writing to be effective and shall be deemed to have been given (a) if by telecopy, when transmitted to the appropriate telecopy number, (b) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested, and deposited in the appropriate official postal service, or (c) if by electronic mail or any other means, when actually received or delivered (with respect to electronic mail, each party giving such notice shall be responsible for keeping records acceptable to Lenders regarding all such notices). Until changed by notice pursuant to this Agreement, the address (and telecopy number) for each party is as follows:

If to Loan Parties:

Whole Body, Inc. (d/b/a Yoga Works)

2215 Main Street

Santa Monica, CA 90405

Attention: Phil Swain

Fax No.: (310) 496-1373

Tel. No.: (310) 664-6470

with a copy to (which shall not constitute notice):

Great Hill Partners

One Liberty Square

Boston, MA 02109

Attention: Peter L. Garran

Fax No.: (617) 292 - 9475

Tel. No.: (617) 790 - 9475

Harrington & McCarthy, LLP

888 Worcester Street, Suite 260

Wellesley, MA 02482

Attention: Michael K. Harrington

Fax No.: (781) 352 - 0471

Tel. No.: (781) 352 – 0465

Latham & Watkins LLP

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004-1304

Attention: Manu Gayatrinath

Fax No.: (202) 637-2201

Tel. No.: (202) 637-2342

If to Agent or Lenders:

Deerpath Funding, LP

405 Lexington Avenue, 53rd Floor

New York, NY 10174

Attention: James H. Kirby

Fax No.: (646) 417-7095

Tel. No.: (646) 786-1022

with a copy to (which shall not constitute notice):

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Fax No.: (713) 226-6240

Tel. No.: (713) 226-6640

Attention: Andrew C. Fertitta

14.4 Survival. Unless otherwise provided, all covenants, agreements, representations and warranties made in this Agreement and any of the other Loan Documents shall survive the making of Loans hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Agent or any Lender or any other holder of any of the Notes or on its behalf; provided, that the indemnities set out in Section 8.6 and their terms and provisions shall survive the Payment in Full of the Obligation and all statements contained in any certificate or other document delivered to the Agent or any Lender or any holder of any Notes by or on behalf of any Loan Party or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by such Loan Party hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Agent or any Lender.

14.5 Governing Law. This Agreement and each Loan Document shall be a contract made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflict of law principles (but including and giving effect to Section 5-1401 of the New York General Obligations Law).

14.6 Invalid Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic and legal effect of which comes as close as possible to the intent of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.7 Multiple Counterparts.

(a) Each Loan Document may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b) The exchange of copies of any Loan Document and of signature pages to any Loan Document by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of such Loan Document as to the parties thereto and may be used in lieu of the original Loan Document for all purposes. Signatures of the parties transmitted by facsimile, .pdf or other electronic transmission shall be deemed to be their original signatures for all purposes.

14.8 Amendments; Assignments and Participations.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by each Loan Party, the Agent, and the Required Lenders or by the Agent acting at the written direction of the Required Lenders; provided, however, that:

(i) no change, waiver or other modification shall:

(A) extend or postpone any date fixed by this Agreement for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender entitled to received such payment;

(B) (1) reduce the principal amount of any Loan made by any Lender or (2) reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon, in each case without the written consent of such Lender (other than as a result of (I) waiving the applicability of any post-default increase in interest rates or (II) any amendment or modification of the financial covenants (or defined terms used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder, which in each case shall require only the consent of the Required Lenders);

(C) reduce the rate or extend the time of payment of, or excuse the payment of, any fees to which any Lender is entitled hereunder without the written consent of each Lender entitled to receive such fees;

(D) except in connection with a transaction permitted under this Agreement, release all or substantially all of the Collateral securing the Obligations without the written consent of each Lender;

(E) amend, modify or waive any provision of (i) this Section 14.8(a) or (ii) any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders, is by the terms of such provision explicitly required, in each case without the written consent of each Lender directly affected thereby;

(F) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders, in each case without the written consent of each Lender directly affected thereby; or

(G) subject to Section 13.10, release any Loan Party from any of its obligations hereunder or consent to the assignment or transfer by a Loan Party of any of its rights and obligations under this Agreement, in each case without the written consent of each Lender.

(b) Upon prior written notice to the Borrowers, from time to time any Lender may sell, assign or transfer, or sell one or more participations in, all or any portion of its Notes and its other rights and obligations under the Loans, this Agreement and the other Loan Documents, to one or more Persons.

(c) Lenders may syndicate the Term Loan from time to time to one or more Persons (each, a “Syndicate Partner” and, collectively, the “Syndicate Partners”) with a corresponding reduction in each Lender’s Percentage Interest of the Term Loan. Lenders will manage all aspects of any syndication, including the selection of Syndicate Partners, the timing of all offers to Syndicate Partners, the acceptance of commitments, the amount offered and the allocation of compensation payable by Borrowers under this Agreement to Agent and/or Lenders among such Syndicate Partners (it being agreed and understood that the syndication of the Term Loan shall not increase the amount of fees, expenses or other costs payable by the Borrowers hereunder prior to such syndication). In connection with any such syndication of the Term Loan:

(i) the Loan Parties agree to take such commercially reasonable actions as Lenders may reasonably request from time to time to assist Lenders in forming a syndicate, including, without limitation, (A) using commercially reasonable efforts to make senior management, representatives and advisors of the Loan Parties available to prepare for and participate in rating agency meetings, lender meetings and other communications with potential Syndicate Partners at such times and places as Lenders may reasonably request, (B) cooperate in the preparation of information memoranda for the Term Loan and other marketing materials to be used in connection with the syndication thereof, including causing such information memoranda to conform to market standards for similarly situated borrowers to the extent that such information is readily available to the Loan Parties, (C) using the Loan Parties’ commercially reasonable efforts to ensure that the syndication efforts of Lenders benefit from the existing lending and other financial relationships of the Loan Parties and their Subsidiaries and (D) promptly providing and causing the Loan Parties’ advisors to provide Lenders with all information reasonably deemed necessary by Lenders to successfully complete the syndication of the Term Loan; and

(ii) the Loan Parties’ agreements under this subsection (c) shall continue and survive until the completion of a successful syndication of the Term Loan (as determined by Lenders) notwithstanding the Closing.

(d) Subject to the confidentiality provisions herein, any Lender may furnish any information concerning the Loan Parties in its possession from time to time to assignees and participants (including prospective assignees and participants).

(e) To facilitate any assignment, syndication or participation pursuant to this Section 14.8, (i) Lenders may tranche the Term Loan (including creating first lien and second lien or first and last out tranches), provided, that the weighted average economics of the Term Loan are unchanged and the terms are not more adverse to Loan Parties than those provided in this Agreement, and (ii) Loan Parties shall, from time to time promptly upon the request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate, any and all replacement Notes, consents, acknowledgements and other instruments and agreements as may in the reasonable opinion of such Lender be necessary or advisable to give full force and effect to such assignment, syndication or participation.

(f) No Loan Party may assign or transfer its rights or obligations hereunder or any interest herein or delegate its duties or obligations hereunder without the prior written consent of Agent and each of the Lenders.

(g) The Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in the United States, a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lender and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 14.8(g) shall be construed so that the Loans are at all times maintained in “registered form” within the meanings of Section 163(f), 871(h)(2) and 881(c)(2) of the Tax Code.

(h) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Loan Parties, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, and this Section 14.8 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute such pledgee or assignee for such Lender as a party hereto.

(j) Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Section 14.8(b) and Section 14.8(c), the disposition of any promissory notes or other evidences of or interests in Debt held by such Lender shall at all times be within its exclusive control.

14.9 Term. This Agreement will stay in effect until, and all rights and obligations under this Agreement (except for any provisions thereof, such as indemnification provisions, which by their terms survive termination) shall terminate upon, the Payment in Full of the Obligation.

14.10 Marshaling; Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligation hereunder. Except as otherwise provided herein, each Loan Party’s Obligation under the Loan Documents remain in full force and effect until the Payment in Full of the Obligation. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Loan Party or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, the Obligation of each Loan Party under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

14.11 [Intentionally Omitted].

14.12 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure of Agent or any Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or any other right, power or remedy. The rights and remedies hereunder of Agent and the Lenders are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Agent or any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

14.13 Electronic Submissions. Agent and Lenders may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Loan Documents be submitted to Agent or any Lender in Approved Electronic Form (as hereafter defined). For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lenders, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Agent (which approval has not been revoked or modified by Agent). Any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Loan Documents.

14.14 Jury Waiver. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AGENT, LENDERS AND THE LOAN PARTIES HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN AGENT, LENDERS (OR ANY LENDER) AND LOAN PARTIES (OR ANY LOAN PARTY) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN AGENT, ANY LENDER AND ANY LOAN PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO AGENT AND LENDERS TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT.

14.15 Venue and Service of Process. EACH PARTY TO ANY LOAN DOCUMENT, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, (A) IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF NEW YORK (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM), (B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS AND THE OBLIGATION BROUGHT IN THE DISTRICT COURT OF NEW YORK COUNTY, NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, (C) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (D) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE

MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS SET OUT IN THIS AGREEMENT, AND (E) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS. THE SCOPE OF EACH OF THE FOREGOING CONSENTS AND WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH LOAN PARTY ACKNOWLEDGES THAT THESE CONSENTS AND WAIVERS ARE A MATERIAL INDUCEMENT TO LENDERS’ AGREEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT AGENT AND LENDERS HAVE ALREADY RELIED ON THESE CONSENTS AND WAIVERS IN ENTERING INTO THIS AGREEMENT, AND THAT AGENT AND LENDERS WILL CONTINUE TO RELY ON EACH OF THESE CONSENTS AND WAIVERS IN RELATED FUTURE DEALINGS. EACH LOAN PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THESE CONSENTS AND WAIVERS WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY AGREES TO EACH CONSENT AND WAIVER FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

THE CONSENTS AND WAIVERS IN THIS SECTION 14.15 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE CONSENTS AND WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, OR REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN DOCUMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.16 Marketing and Disclosure Rights of Lenders. Each Loan Party hereby grants Agent and each Lender the right to divulge such Loan Party’s name and a brief description of the transactions contemplated by this Agreement and the other Loan Documents, as such information is normally and customarily provided in tombstone advertisements, on Agent’s or any Lender’s internet website, in Agent’s or any Lender’s newsletter or in any of Agent’s or any Lender’s other marketing materials; provided, that neither Agent nor any Lender shall divulge any non-public information about the financial condition of the Loan Parties in any such advertisements; provided, further, that Agent shall provide advance notice and a copy of any such disclosure and Loan Parties shall have a right to comment thereon within a reasonable amount of time. Each Loan Party also grants Agent and each Lender the right to divulge information about the Loan Parties and all material aspects of the transactions contemplated by this Agreement and the other Loan Documents to (x) the SBA, (y) Agent’s and each Lender’s current and prospective lenders, partners, Affiliates, investors, co-investors, co-lenders and other financing sources, or any trustee or agent therefor or counsel thereto, and (z) S&P, Moody’s, Fitch and/or other ratings agency when required by such rating agency, subject to Agent’s and Lenders’ obligations to instruct such Persons to maintain the confidentiality of such information. Each Loan Party further understands and acknowledges that Agent and each Lender and one or more of their respective members and affiliates may have certain regulatory requirements in order to maintain compliance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and as such Loan Parties approve and consent to the disclosure of the transactions contemplated by this Agreement for such purposes.

14.17 Managerial Assistance by Lenders. Each Loan Party acknowledges that Lenders have offered and continue to offer to make available managerial, consulting or other assistance upon such Loan Party’s request.

14.18 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 13.1 for the benefit of all of the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, or (b) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 13.1 and (ii) in addition to the matters set forth in clause (b) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

14.19 No Duty; No Fiduciary Relationship. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Loan Party or to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Each Loan Party agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged. The relationship among the Loan Parties and their Subsidiaries, on the one hand, and the Agent and the Lenders, on the other hand, is solely that of debtor and creditor, and the Agent and the Lenders have no fiduciary or other special relationship with any Loan Party or its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

14.20 Subordination of Intercompany Debt. Each Loan Party agrees that all intercompany Debt among Loan Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior Payment in Full of the Obligation. Notwithstanding any provision of this Agreement to the contrary; provided, that no Default has occurred and is continuing, and the Agent has not delivered notice to the Loan Parties, the Loan Parties may make and receive payments with respect to the Intercompany Debt to the extent not otherwise prohibited by this

Agreement; provided, that in the event of and during the continuation of any Default upon notice from the Agent, no payment shall be made by or on behalf of any Loan Party on account of any Intercompany Debt. In the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 14.20 such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Agent.

14.21 Patriot Act.

(a) IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE PATRIOT ACT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each entity or person who opens an account or establishes a relationship with a Lender.

What this means: When an entity or person opens an account or establishes a relationship with a Lender, Lender may ask for the name, address, date of birth, and other information that will allow the Lender to identify the entity or person who opens an account or establishes a relationship with a Lender, Lender may also ask to see identifying documents for the entity or person.

(b) Each Loan Party shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(c) Each Lender or assignee or participant of a Lender that is not organized under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (A) within 10 days after the Closing Date, and (B) at such other times as are required under the Patriot Act.

(d) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Law, including any programs involving any of the following items relating to or in connection with any Loan Party or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identity verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other Laws.

14.22 Entirety. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE AGENT, LENDERS AND LOAN PARTIES AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, INCLUDING, WITHOUT LIMITATION, THE COMMITMENT LETTER AND ANY TERM SHEET ENTERED INTO BY ANY LENDER AND ANY LOAN PARTY. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

14.23 Confidentiality. Agent and each Lender shall hold all non-public information regarding the Loan Parties, their Affiliates and their respective businesses obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made by Agent, a Lender or any of their Affiliates (i) to (A) their respective agents, employees, Affiliates, attorneys, auditors and lenders who are aware of the confidential nature of such information and agree to be bound by the provisions of this Section 14.23 and (B) rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Term Loans, and to prospective contractual counterparties (or the professional advisors thereto) in Hedging Agreements, provided that any such prospective transferee, purchaser or counterparty shall have agreed to be bound by the provisions of this Section 14.23, (iii) as required by Law, subpoena, judicial order or similar order, (iv) in connection with any litigation or in connection with the exercise of any right or remedy under any Loan Document, (v) as may be required in connection with the examination, audit or similar investigation of such Person, (vi) as permitted under Section 14.16, and (vii) with the Loan Parties’ prior written consent. Confidential information shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party or its Representatives, provided, that neither Agent nor any Lender has knowledge that such Person is prohibited from disclosing such information. Agent and Lender shall be responsible for compliance with this Section 14.23 by Agent, Lenders and their respective employees and for any breach by such Persons of this Section 14.23. The obligations of Agent and Lenders under this Section 14.23 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof (but shall not relieve such Persons from any liability with respect to any breach prior to the Closing).

Section 15 Guaranty

15.1 The Guaranty. Each Guarantor hereby jointly and severally guarantees to each Lender and Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment in full of the Obligation in cash in immediately available funds when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if all or any portion of the Obligation is not paid in full in cash in immediately available funds when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligation, the same will be promptly Paid in Full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

15.2 Obligations Unconditional. The obligations of the Guarantors under Section 15.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligation, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 15.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall not be entitled to exercise any right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Section 15 until such time as the Obligation has been Paid in Full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligation shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligation shall be accelerated, or any of the Obligation shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligation or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligation shall fail to attach or be perfected; or

(e) any of the Obligation shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

(f) With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and, to the maximum extent permitted by law, all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligation.

15.3 Reinstatement. The obligations of the Guarantors under this Section 15 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligation is rescinded or must be otherwise restored by any holder of any of the Obligation, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable documented out-of-pocket costs and expenses (including, without limitation, reasonable out-of-pocket fees and expenses of one external counsel to the Lenders, as a group) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such reasonable documented out-of-pocket costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

15.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligation, except through the exercise of rights of subrogation pursuant to Section 15.2 and through the exercise of rights of contribution pursuant to Section 15.6.

15.5 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Obligation may be declared to be forthwith due and payable as provided in Section 12.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 12.1(a)) for purposes of Section 15.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligation from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligation being deemed to have become automatically due and payable), the Obligation (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 15.1.

15.6 Rights of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 15.6 shall be subordinate and subject in right of payment to the Obligation until such time as the Obligation has been Paid in Full, and none of the Guarantors shall exercise any right or remedy under this Section 15.6 against any other Guarantor until the

Obligation has been Paid in Full. For purposes of this Section 15.6, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations (as defined below); (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligation, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligation, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment; and (d) “Guaranteed Obligations” shall mean the Obligation guaranteed by the Guarantors pursuant to this Section 15. This Section 15.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrowers in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations in accordance with this Agreement.

15.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Section 15 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all of the Obligation whenever arising.

[The remainder of this page has been intentionally left blank.

Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Loan Agreement as of the date first written above.

AGENT:

DEERPATH FUNDING, LP a Delaware limited partnership, as Agent

By:	Deerpath Funding General Partner, Inc. its general partner

By:	/s/ Anish Bahl
Name:	Anish Bahl
Title:	Chief Financial Officer

LENDER:

DEERPATH FUNDING, LP a Delaware limited partnership, as Lender

By:	Deerpath Funding General Partner, Inc. its general partner

By:	/s/ Anish Bahl
Name:	Anish Bahl
Title:	Chief Financial Officer

[SIGNATURE PAGE 1 OF 3 TO LOAN AGREEMENT]

BORROWERS:

YOGA WORKS, INC. a California corporation

By:	/s/ Rosanna McCollough
Name:	Rosanna McCollough
Title:	President

BE YOGA LLC a New York limited liability company

By:	/s/ Rosanna McCollough
Name:	Rosanna McCollough
Title:	President

CENTER FOR YOGA, INC. a California corporation

By:	/s/ Rosanna McCollough
Name:	Rosanna McCollough
Title:	President

NOR CAL WHOLE BODY LLC a Delaware limited liability company

By:	/s/ Rosanna McCollough
Name:	Rosanna McCollough
Title:	President

[SIGNATURE PAGE 2 OF 3 TO LOAN AGREEMENT]

GUARANTORS:

YWX HOLDINGS, INC. a Delaware corporation

By:	/s/ Peter L. Garran
Name:	Peter L. Garran
Title:	Secretary

WHOLE BODY, INC. a Delaware corporation

By:	/s/ Peter L. Garran
Name:	Peter L. Garran
Title:	Secretary

[SIGNATURE PAGE 3 OF 3 TO LOAN AGREEMENT]

SCHEDULE 8.16

1) No later than ninety (90) days following the Closing Date, Loan Parties shall deliver to Agent Deposit Account Control Agreements with respect to all of the Loan Parties’ bank accounts and other similar accounts.

2) During the period commencing on the Closing Date and ending ninety (90) days following the Closing Date, Loan Parties shall use commercially reasonable efforts to deliver to Agent (a) the Leasehold Deeds of Trust and (b) Landlord Subordinations of Lien for all of the Loan Parties’ leased real property.

3) During the period commencing on the Closing Date and ending thirty (30) days following the Closing Date, Loan Parties shall use commercially reasonable efforts to deliver to Agent evidence reasonably satisfactory to Agent of the payment in full of the SBA loan of Loan Parties outstanding as of the Closing Date.

4) No later than thirty (30) days following the Closing Date, Loan Parties shall deliver to Agent Certificates of Insurance or other proof, satisfactory to Lenders, that Loan Parties have the insurance coverage required by Section 8.8.